SCHEDULE 14A
(RULE 14A – 101)
INFORMATION REQUIRED
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.
Parallel Petroleum Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

PARALLEL PETROLEUM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, May 20, 2009
Dear Stockholder:
     Notice is hereby given that the Annual Meeting of Stockholders of Parallel Petroleum Corporation, or “Parallel”, will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, on Wednesday, May 20, 2009 at 10:00 a.m., local time.
     We intend to present for your approval at this meeting:
•	the election of five Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	the ratification of the reappointment of BDO Seidman, LLP as independent auditors for 2009; and

•	the transaction of such other business that may properly come before the Annual Meeting or any adjournment thereof.
If you were a holder of record of Parallel common stock at the close of business on April 8, 2009, you are entitled to vote at the Annual Meeting and any adjournment of the meeting.
By Order of the Board of Directors.
               Thomas W. Ortloff
               Secretary
April 15, 2009
YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE, OR VOTE BY INTERNET OR TELEPHONE.

PARALLEL PETROLEUM CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS

i

ii

PARALLEL PETROLEUM CORPORATION
1004 N. Big Spring, Suite 400
Midland, Texas 79701
(432) 684-3727
PROXY STATEMENT
For Annual Meeting of Stockholders to Be Held on Wednesday, May 20, 2009
GENERAL
Solicitation of Proxies
     The accompanying proxy is solicited on behalf of the Board of Directors of Parallel Petroleum Corporation for use at the 2009 Annual Meeting of Stockholders. The Annual Meeting will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, at 10:00 a.m., local time, on Wednesday, May 20, 2009, for the purposes set forth in the accompanying Notice of Annual Meeting. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
     We will bear the cost of soliciting proxies. We have retained Georgeson, Inc., a proxy solicitation firm, to solicit proxies for a fee of approximately $10,000, plus certain out-of-pocket expenses. Additionally, we may use our officers and employees to solicit proxies in person or by telephone, facsimile or similar means. Any officers or employees soliciting proxies will not receive any extra compensation for their efforts. We may also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such stock.
     The Notice of Annual Meeting of Stockholders, this Proxy Statement, proxy form and our 2008 Annual Report to stockholders is being distributed on or about April 15, 2009.
     Please note that references in this Proxy Statement to “we”, “us”, “our”, “Parallel” or the “Company” mean Parallel Petroleum Corporation and, where applicable, its former consolidated subsidiaries.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2009
Parallel’s Proxy Statement and Annual Report on Form 10-K are available at
www.plll.com/proxy2009.
     The following proxy materials are available for you to review under the caption “Proxy Materials” at www.plll.com/proxy2009:
•	Parallel’s Notice of Annual Meeting and 2009 Proxy Statement;

•	the proxy card;

•	Parallel’s Annual Report to Stockholders, including Form 10-K for the fiscal year ended December 31, 2008; and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

Proposals to be Considered at the Annual Meeting
     At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:
     1. the election of a board of five directors;
     2. the ratification of the Audit Committee’s appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and
     3. the transaction of any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Voting at the Annual Meeting
     The close of business on April 8, 2009 has been fixed by the Board of Directors as the record date for this year’s Annual Meeting. All stockholders who owned the Company’s common stock on the record date are entitled to this notice and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the record date, Parallel had issued and outstanding 41,597,161 shares of voting common stock.
     Holders of common stock are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The Company’s common stock is the only class of securities that entitles holders to vote generally at the Annual Meeting. Each share of common stock you own entitles you to one vote. Cumulative voting is not permitted.
     In addition to voting in person at the Annual Meeting, stockholders of record may vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identity, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.
     Where the stockholder is not the record holder, such as where shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.
     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, between the hours of 9 a.m. and 4 p.m.
     Your Board strongly encourages you to exercise your right to vote. Voting early helps ensure that Parallel receives a quorum of shares necessary to hold the Annual Meeting without incurring additional expense and delay.
Quorum and Voting Requirements
     Quorum. The presence of a majority of the outstanding shares of common stock, whether present in person at the Annual Meeting or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Abstentions, broker non-votes that are voted on any matter and shares with respect to which authority is withheld are counted as present and entitled to vote for purposes of determining whether a quorum exists.
     Election of Directors. Assuming a quorum is present, Directors will be elected by a plurality of the votes of the shares represented in person or by proxy and entitled to vote. A plurality means that the individuals who receive the most “FOR” votes will be elected as Directors up to the maximum number of Directors to be chosen at the meeting.

     Ratification of Selection of Independent Auditors. Assuming a quorum is present, and in accordance with the Company’s bylaws, the proposal to ratify the Audit Committee’s selection of our independent auditors requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
     Effect of Withheld Votes, Abstentions and Broker Non-Votes. In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.
     You may vote to “abstain” on the proposal to ratify the selection of independent auditors that we will present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote, and therefore have the same effect as votes cast against the proposal since it is one less vote for approval.
     Uninstructed shares are entitled to vote on the proposal to ratify the selection of independent auditors, and therefore broker non-votes have the same effect as votes against the ratification of the appointment of BDO Seidman, LLP. However, Broker non-votes will not be counted as votes cast on any other proposal that may properly come before the meeting and will have no impact on such proposal since they are treated as not being entitled to vote on the matter and, therefore, are not counted for purposes of determining whether a proposal has been approved. A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How to Revoke Your Proxy
You may revoke a proxy at any time before it is voted. You can do this by:
•	delivering a later dated proxy;

•	notifying the Secretary in writing specifically revoking the proxy; or

•	voting in person at the meeting.
     If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote in person at the meeting.
     Signing and returning a proxy does not preclude you from attending the Annual Meeting in person.
     If you do not make any specification on the proxy as to how to vote your shares, your shares will be voted in accordance with the recommendations of the Board of Directors as stated below, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting or any adjournment thereof.
Board Recommendations
     All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
•	FOR the proposal to elect the five nominated Directors, as set forth below and on page 7 of this Proxy Statement; and

•	FOR the proposal to ratify the reappointment of BDO Seidman, LLP as independent auditors for 2009, as set forth on page 52 of this Proxy Statement.

     With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Parallel. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.
Selection of Nominees for Director
     Our nominees for election as Director at the 2009 Annual Meeting of Stockholders are Edward A. Nash, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. One of the nominees, Mr. Oldham, is an executive officer of Parallel. All of the nominees were elected by our stockholders as a Director at last year’s annual meeting and are standing for re-election. Each of the five nominees was approved for our slate of Directors by our Corporate Governance and Nominating Committee.
Conduct of the Meeting
     In order to ensure that the Annual Meeting is conducted in an orderly fashion and that stockholders wishing to speak at the meeting have a fair opportunity to speak, we will have an agenda and certain guidelines and rules for the conduct of the meeting. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.
STOCK OWNERSHIP
     The table below shows information as of April 8, 2009 about the beneficial ownership of common stock by (1) each person known by us to own beneficially more than five percent of our outstanding common stock; (2) our five current executive officers named in the Summary Compensation Table on page 34 of this Proxy Statement; (3) each Director and nominee for Director of Parallel; and (4) all of our executive officers and Directors (and nominees) as a group.

Name and Address	Amount and Nature		Percent
of	of		of
Beneficial Owner	Beneficial Ownership(1)		Class(2)
Larry C. Oldham	631,090	(3)	1.52%
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Donald E. Tiffin	67,400	(4)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Eric A. Bayley	153,690	(5)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Steven D. Foster	11,000	(6)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

John S. Rutherford	44,000	(7)	*
1004 N. Big Spring, Suite 400 Midland, Texas 79701

Edward A. Nash	33,615	(8)	*
16214 Lafone Drive Spring, Texas 77379

Martin B. Oring	158,774	(9)	*
10817 Grande Blvd. West Palm Beach, Florida 33417

Ray M. Poage	131,028	(10)	*
4711 Meandering Way Colleyville, Texas 76034

Name and Address	Amount and Nature		Percent
of	of		of
Beneficial Owner	Beneficial Ownership(1)		Class(2)
Jeffrey G. Shrader	68,460	(11)	*
801 S. Filmore, Suite 600 Amarillo, Texas 79105

Noah Malone Mitchell, 3rd	3,400,572	(12)	8.18%
4801 Gaillardia Parkway, Suite 225 Oklahoma City, Oklahoma 73142

Reid S. Walker	3,325,745	(13)	8.00%
300 Crescent Court, Suite 1111 Dallas, Texas 75201

G. Stacy Smith	3,325,745	(13)	8.00%
300 Crescent Court, Suite 1111 Dallas, Texas 75201

Barrow, Hanley, Mewhinney & Strauss, Inc.	2,169,780	(14)	5.22%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761

Barclays Global Investors, NA	2,498,253	(15)	6.01%
400 Howard Street San Francisco, California 94105

All Executive Officers, Directors and	1,299,057	(16)	3.10%
Nominees as a Group (9 persons)

*	Less than one percent.
(1)	Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers.

(2)	Securities not outstanding, but included in the beneficial ownership of each such person, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Shares of common stock that may be acquired within sixty days of April 8, 2009 upon exercise of outstanding stock options are deemed to be outstanding.

(3)	Includes 375,000 shares of common stock held indirectly through Oldham Properties, Ltd., a limited partnership, and as to which Mr. Oldham disclaims beneficial ownership. Also included are 22,500 shares of common stock underlying a presently exercisable stock option held by Mr. Oldham. At the date of this Proxy Statement, a total of 150,000 shares of common stock were pledged as collateral to secure repayment of loans.

(4)	Of the total number of shares shown, 57,400 shares are held indirectly through Mr. Tiffin’s individual retirement account.

(5)	Includes 50,000 shares of common stock underlying a presently exercisable stock option. A total of 6,790 shares of common stock are held indirectly by Mr. Bayley through an individual retirement account and 408(k) Plan.

(6)	Includes 400 shares of common stock held by Mr. Foster’s spouse and 9,000 shares held in his 408(k) Plan.

(7)	All of such shares may be acquired upon exercise of a presently exercisable stock option.

(8)	Includes 19,450 shares of common stock held indirectly by Mr. Nash through an individual retirement account. Also included are 7,500 shares underlying a restricted stock award which vests in increments of 2,500 shares on each of June 12, 2009, June 12, 2010 and June 12, 2011, but as to which Mr. Nash has sole voting power.

(9)	Of the total number of shares shown, 82,019 shares are held by Wealth Preservation, LLC, a limited liability company owned and controlled by Mr. Oring and his wife, and 30,000 shares may be acquired by Mr. Oring upon exercise of stock options that are presently exercisable.

(10)	Includes 20,068 shares of common stock held indirectly by Mr. Poage through his individual retirement account. Also included are 97,500 shares that may be acquired upon exercise of presently exercisable stock options.

(11)	Includes 30,000 shares of common stock that may be acquired upon exercise of a presently exercisable stock option.

(12)	Based on Schedule 13G filed with the Securities and Exchange Commission on January 9, 2009, Mr. Mitchell and his wife, Amy Mitchell, reported shared voting and dispositive powers with respect to such shares.

(13)	Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, Reid S. Walker and G. Stacy Smith each reported shared voting powers and shared dispositive powers with respect to such shares.

(14)	Based on Amendment No. 1 to Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc., or “BHMSI”, with the Securities and Exchange Commission on February 12, 2009, BHMSI reported beneficial ownership of 2,169,780 shares of common stock. Of these shares, BHMSI reported sole voting power with respect to 953,880 shares; shared voting power with respect to 1,215,900 shares; and sole dispositive power with respect to 2,169,780 shares.

(15)	Based on Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Funds Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG with the Securities and Exchange Commission on February 5, 2009, Barclays Global Investors, NA reported beneficial ownership of 2,498,253 shares of common stock. Of these shares, Barclays Global Investors, NA reported sole voting power with respect to 1,418,350 shares and sole dispositive power with respect to 1,575,562 shares. Barclays Global Fund Advisors reported sole voting and dispositive powers with respect to 922,691 shares.

(16)	Includes 274,000 shares of common stock underlying stock options that are presently exercisable. The unexercisable portion of stock options held by our officers and directors do not become exercisable within the next sixty days.
Equity Compensation Plans
     At December 31, 2008, a total of 2,436,160 shares of common stock were authorized for issuance under our equity compensation plans. In the table below, we describe certain information about these shares and the equity compensation plans which provide for their authorization and issuance. You can find additional information about our non-employee Directors’ stock grant plan on page 16 and our other equity-based plans beginning on page 45.
Equity Compensation Plan Information

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	615,000 (1)	$16.31	1,697,160 (2)

Equity compensation plans not approved by security holders	124,000 (3)	$4.97	0

Total	739,000	$14.41	1,697,160

(1)	Includes shares of common stock issuable upon exercise of stock options granted under our 1997 Nonemployee Directors Stock Option Plan, 1998 Stock Option Plan, 2001 Nonemployee Directors Stock Option Plan, and 2008 Long-Term Incentive Plan.

(2)	Of the total number of shares shown, 69,808 shares of common stock are available for future issuance under our 2004 Non-Employee Director Stock Grant Plan and 1,627,352 shares are available for future awards under our 2008 Long-

Term Incentive Plan. Descriptions of the material features of these plans, including the number and type of securities issuable under these plans, can be found on pages 16 and 46.

(3)	These shares represent shares of common stock underlying stock options granted on June 20, 2001 to non-officer employees under our 2001 Employee Stock Option Plan. The 2001 Employee Stock Option Plan is the only equity compensation plan in effect that we have adopted without approval of our stockholders. Our Directors and officers are not eligible to participate in this plan. A description of the material features of this plan can be found under the caption “2001 Employee Stock Option Plan” on page 46.
PROPOSAL #1 — ELECTION OF DIRECTORS
     Directors hold office until the annual meeting of stockholders following their election or appointment and until their respective successors have been duly elected or appointed. The number of directors comprising the whole Board is determined by the Board of Directors.
     Our five nominees for Directors are Jeffrey G. Shrader, Larry C. Oldham, Edward A. Nash, Martin B. Oring and Ray M. Poage, all of whom were elected as Directors at the last annual meeting of stockholders. All nominees have consented to serve as Directors if elected at the Annual Meeting. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We do not know of any reason why any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the five nominees named below unless other instructions are shown on the proxy card.
     Your Board of Directors recommends a vote FOR the following five nominees for election as Directors at the Annual Meeting.

		Director
Nominee	Age	Since	Position with Company
Jeffrey G. Shrader(1)(2)(3)(4)	58	2001	Chairman of the Board of Directors; Director
Larry C. Oldham(1)	55	1979	Director, President and Chief Executive Officer
Edward A. Nash(1)(2)(3)(4)	60	2007	Director
Martin B. Oring(1)(2)(3)(4)	63	2001	Director
Ray M. Poage(1)(2)(3)(4)	61	2003	Director

(1)	Member of Hedging and Acquisitions Committee.

(2)	Member of Compensation Committee.

(3)	Member of Audit Committee.

(4)	Member of Corporate Governance and Nominating Committee.
     Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, Amarillo, Texas, since January 1993. He has also served as a director of Hastings Entertainment, Inc. since 1992. Mr. Shrader has served as Chairman of the Board of Directors since August 2007. He is also the Chairman of the Corporate Governance and Nominating Committee.
     Mr. Oldham is a founder of Parallel and has served as an officer and Director since its formation in 1979. Mr. Oldham became President of Parallel in October 1994, and served as Executive Vice President before becoming President. Effective January 1, 2004, Mr. Oldham became Chief Executive Officer. Mr. Oldham received a Bachelor of Business Administration degree from West Texas State University in 1975.

     Mr. Nash was employed by TOTAL Petrochemicals Inc. as a Senior Vice President of Special Projects and as Senior Vice President of its U.S. onshore division from 2000 until March 2003 when he retired. Since retiring in 2003, Mr. Nash has provided independent consulting services to TOTAL, Clayton Williams Energy, Inc. and Alon USA, L.P., and currently manages his personal investments. Prior to his employment with TOTAL, Mr. Nash was employed by Fina, Inc. in various capacities from 1974 to 2000, including serving as Vice President of Human Resources, Vice President Exploration and Production from April 1998 to 2000 and as President of Fina Natural Gas Company from 1999 to 2000. Mr. Nash graduated from Texas A&M University in 1970 with a Bachelors of Science degree in Mechanical Engineering. He is a registered professional engineer in petroleum and mechanical engineering. At February 1, 2009, Mr. Nash was Chairman of the Compensation Committee.
     Mr. Oring is an owner and managing member of Wealth Preservation, LLC, a financial counseling firm founded by Mr. Oring in January 2001. From 1998 to December 2000, Mr. Oring was Managing Director Executive Services of Prudential Securities Incorporated, and from 1996 to 1998, Mr. Oring was Managing Director Capital Markets of Prudential Securities Incorporated. From 1989 to 1996, Mr. Oring was Manager of Capital Planning for The Chase Manhattan Corporation. Mr. Oring is also a Director and member of the Audit Committee of PetroHunter Energy Corporation and Searchlight Minerals Corp. Mr. Oring is the Chairman of the Hedging and Acquisitions Committee.
     Mr. Poage was a partner in KPMG LLP from 1980 to June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. He is also a Director and Chairman of the Audit Committee of the Board of Directors of Concho Resources, Inc. Mr. Poage is Chairman of the Audit Committee.
GOVERNANCE OF THE COMPANY
     Under the Delaware General Corporation Law and our bylaws, our business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have five members of the Board, including Edward A. Nash, Larry C. Oldham, Martin B. Oring, Ray M. Poage and Jeffrey G. Shrader. All of these Directors served as Directors throughout 2008 and are standing for re-election at the Annual Meeting.
     The Board of Directors held fourteen meetings in 2008. Each Director attended 100% of the meetings, except that Mr. Poage was not in attendance at one meeting and Mr. Oring was not in attendance at one meeting. Our independent Directors meet alone in executive session in conjunction with their Audit, Compensation and Corporate Governance and Nominating Committee meetings.
Director Independence
     The Board has determined that all of our Directors, other than Mr. Oldham, meet the definition of an “independent director” for purposes of NASD Rule 4200(a)(15), the independence standards applicable to us. The Board based these determinations primarily on responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships, comparisons of the independence criteria under NASD Rule 4200(a)(15) to the particular circumstances of each Director and on discussions among the Directors.
Committees of the Board of Directors
     The Board has four standing committees:
•	the Audit Committee;

•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee; and

•	the Hedging and Acquisitions Committee.

     Audit Committee
     The Audit Committee of the Board of Directors reviews the results of the annual audit of our consolidated financial statements and recommendations of the independent auditors with respect to our accounting practices, policies and procedures. As prescribed by our Audit Committee Charter, the Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities, reviewing our systems of internal accounting and financial controls, and the independent audit of our consolidated financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the auditors.
     The Audit Committee operates under a charter which you can view on our website at www.plll.com. The Audit Committee reviews the charter annually to ensure that it meets the listing standards for issuers with securities listed for trading on The Nasdaq Global Select Market. The charter specifies that the Audit Committee will have at least three members, comprised solely of independent directors.
     The Audit Committee of the Board of Directors presently consists of four directors, all of whom have no financial or personal ties to Parallel (other than director compensation and equity ownership as described in this Proxy Statement) and meet the Nasdaq standards for independence. The members of the Audit Committee are Messrs. Poage (Chairman), Nash, Oring and Shrader. The Board of Directors has determined that at least one member of the Audit Committee, Ray M. Poage, meets the criteria of an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K, and is independent for purposes of Nasdaq listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Mr. Poage’s background and experience includes service as a partner of KPMG LLP where Mr. Poage participated extensively in accounting, auditing and tax matters related to the oil and natural gas business.
     Six meetings of the Audit Committee were held in 2008. Each member of the Audit Committee attended all of the meetings, except that Mr. Oring was not in attendance at one meeting.
     In February 2008 and again in February 2009, the Audit Committee reviewed its charter and conducted an annual self-evaluation of its performance. The Audit Committee also reviewed and considered at its February 2009 meeting the transactions described under “Certain Related Person Transactions” on page 51 of this Proxy Statement.
     Corporate Governance and Nominating Committee
     The Board’s Corporate Governance and Nominating Committee operates under a charter outlining the functions and responsibilities of the Committee, including recommending to the full Board of Directors nominees for election as directors of Parallel, and making recommendations to the Board of Directors from time to time as to matters of corporate governance. The members of the Corporate Governance and Nominating Committee are Messrs. Shrader (Chairman), Nash, Oring and Poage, all of whom meet the Nasdaq listing standards for independence. The charter authorizes the Committee to retain search firms to assist it in identifying qualified Director candidates. However, a search firm has not been retained to date and all of the Director candidates for 2009 are currently members of the Board. The charter for the Corporate Governance and Nominating Committee can be viewed on our website at www.plll.com.
     Although no Director candidates were recommended by stockholders during the past year, the Committee will consider candidates for Director suggested by stockholders. The Committee has not developed or specified any particular differences in the manner in which it would evaluate a nominee for Director based on whether the nominee is recommended by a stockholder. Stockholders wishing to suggest a candidate for Director should write to any one of the members of the Committee at his address shown on page 4 or page 5 of this Proxy Statement. Suggestions should include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s age, business and educational experience;

•	information sufficient to enable the Committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any joint interest owner, customer, supplier or competitor of Parallel;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
     It is the Board’s policy that Directors may not serve concurrently on more than three public company boards. It is also the Board’s policy that a non-employee Director may not stand for re-election at the annual meeting of stockholders following the date on which he or she attains age 72.
     Under our bylaws, nominations for director may be made only by the Board of Directors or a Board of Directors committee, or by a stockholder entitled to vote who delivers timely notice along with the additional information and materials required by the bylaws to our corporate Secretary. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received not later than the tenth day after the day on which the notice of the date of the meeting was mailed or public disclosure was made. You can obtain a copy of our bylaws by writing to the corporate Secretary, 1004 N. Big Spring, Suite 400, Midland, Texas 79701. A copy of our bylaws can also be viewed on our website at www.plll.com.
     One meeting of the Corporate Governance and Nominating Committee was held in 2008. All members of the Committee were present.
     Compensation Committee
     The Compensation Committee of the Board of Directors administers and approves all elements of compensation and awards for our executive officers. The Committee has the responsibility to review and approve the corporate goals and objectives relevant to each executive officer’s compensation, evaluates individual performance of each executive in light of those goals and objectives, and determines and approves each executive’s compensation based on this evaluation. The members of the Compensation Committee are Edward A. Nash (Chairman), Martin B. Oring, Ray M. Poage, and Jeffrey G. Shrader. The charter for the Compensation Committee can be viewed on our website at www.plll.com.
     Generally, on its own initiative the Compensation Committee reviews the performance and compensation of all of our executives and then reviews and discusses its conclusions and recommendations with management.
     Members of the Committee are non-employee Directors who, in the opinion of the Board, satisfy the independence standards of the Nasdaq Global Select Market. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors.
     For additional information regarding the functions of the Compensation Committee, please see “Executive Compensation — Compensation Discussion and Analysis — Internal and External Assistance” on page 30.
     Seven meetings of the Compensation Committee were held in 2008. Each member of the Compensation Committee attended all of the meetings held during 2008. The Committee also took action by written consent on one occasion.

     Hedging and Acquisitions Committee
     The Hedging and Acquisitions Committee presently consists of all five of our Directors, including Messrs. Nash, Oldham, Poage, Shrader and Oring (Chairman). This Committee reviews, assists and advises management on overall risk management strategies and techniques, with the objective of implementing prudent commodity and interest rate derivative arrangements. The Hedging and Acquisitions Committee also reviews with management oil and gas acquisition opportunities, and consults with members of management to review plans and strategies for pursuing acquisitions. The Hedging and Acquisitions Committee does not have a separate charter.
     The Hedging and Acquisitions Committee did not meet in formal session in 2008. However, through a combination of individual telephone conferences among management and Committee members and email communications, the Committee received, reviewed and authorized hedging transactions recommended by management on five occasions.
Code of Ethics
     The Board has adopted a code of ethics which applies to all of our Directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and all other financial officers and executives. You may review the code of ethics on our website at www.plll.com. A copy of our code of ethics has also been filed with the Securities and Exchange Commission and is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We will provide without charge to each person, upon written or oral request, a copy of our code of ethics. Requests should be directed to:
Manager of Investor Relations
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Telephone: (432) 684-3727
Stockholder Communications with Directors
     Parallel stockholders who want to communicate with any individual Director can write to that Director at his address shown on pages 4 and 5 of this Proxy Statement under the caption “Stock Ownership”.
     Your letter should indicate that you are a Parallel stockholder. Depending on the subject matter, the Director will:
•	if you request, forward the communication to the other Directors;

•	request that management handle the inquiry directly, for example where it is a request for information about Parallel or it is a stock-related matter; or

•	not forward the communication to the other Directors or management if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
Director Attendance at Annual Meetings
     We typically schedule a Board meeting in conjunction with our annual meeting of stockholders. Although we do not have a formal policy on the matter, we expect our Directors to attend each annual meeting, absent a valid reason, such as illness or a schedule conflict. Last year, all of the individuals then serving as Directors attended our annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and officers to file periodic reports with the Securities and Exchange Commission. These reports show the Directors’ and officers’ ownership, and the changes in ownership, of our common stock and other equity securities. To our knowledge, all Section 16(a) filing requirements were complied with during 2008, except that Mr. Bayley filed one Form 4 report twelve days late. The transaction reported was the exercise by Mr. Bayley on April 23, 2008 of a warrant to purchase 200 shares of common stock.
Report of the Audit Committee
     The Audit Committee of our Board of Directors is comprised of the four non-employee Directors named below.
     The Audit Committee has reviewed and discussed Parallel’s audited financial statements with management, which has primary responsibility for the financial statements and the overall reporting process. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.
     The Audit Committee has received the written disclosures from the independent registered public accounting firm required by the Public Company Accounting Oversight Board in Rule 3526, and discussed with the independent registered public accounting firm the issue of its independence from Parallel.
     The Audit Committee also heard the report of the independent registered public accounting firm regarding certain critical accounting policies and practices used by Parallel and alternative treatments, and received copies of material written communications between the independent registered public accounting firm and Parallel.
     Based on the Audit Committee’s review of the audited financial statements and in reliance on its discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2008 be included in Parallel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.
     The foregoing report is provided by the following independent Directors, who constitute the Audit Committee.
Ray M. Poage (Chairman)
Edward A. Nash
Martin B. Oring
Jeffrey G. Shrader
Compensation of Directors
     Overview
     In addition to reviewing the compensation of our executive officers, the Compensation Committee also reviews the compensation program for our four non-employee Directors, all of whom are members of the Compensation Committee. At its meeting held on February 12, 2008, the Committee authorized and approved the payment of an annual cash retainer fee in the amount of $50,000 for each non-employee Director in lieu of per meeting fees and fees for serving as chairman of Board committees which we paid in prior years. After further review and evaluation, at its June 12, 2008 meeting and with the input and assistance of the Committee’s independent compensation consultant, the Committee established each non-employee Director’s total annual compensation at $115,000, which represents an amount targeted to the median level of compensation paid to non-employee directors of the Company’s peer group. Compensation for our non-employee Directors is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation in order to align the interests of our non-employee Directors with those of our stockholders. The skills and time required for our non-employee Directors to fulfill their duties and responsibilities are also considered in establishing non-employee Director compensation. Believing that the overall compensation package of our non-employee Directors should include a meaningful portion of equity-based compensation, the Compensation Committee determined that $65,000 of the total compensation should be in the form of shares of Parallel’s common stock. Accordingly, the total compensation for each non-employee Director in 2008 included cash payments of $50,000, a stock grant under the 2004 Non-Employee Director Stock Grant Plan having an aggregate value of $25,000 and a stock grant under the 2008 Long-Term Incentive Plan having an aggregate value of $40,000. The stock grants are fully vested at the time of grant. The stock grants under the 2004 Non-Employee Director Stock Grant Plan are valued on the basis of a ten trading day average closing price of our stock and the value of the stock grants under the 2008 Long-Term Incentive Plan is based on the grant date closing sales price of the stock. Each component of Director compensation is described in more detail below.
     Mr. Oldham, our only Director who is also an officer of Parallel, does not receive any separate compensation for his services as a member of the Board or the Board’s Hedging and Acquisitions Committee. The compensation received by Mr. Oldham as an employee of Parallel is shown in the Summary Compensation Table on page 34.
     In the table below, we show certain additional information about the compensation paid to our non-employee Directors during 2008.
2008 Director Compensation

						Change in
	Fees					Pension
	Earned					Value and
	or				Non-Equity	Nonqualified
	Paid in	Stock		Option	Incentive Plan	Deferred	All Other
	Cash	Awards		Awards(1)	Compensation	Compensation	Compensation(2)	Total
Name	($)	($)		($)	($)	Earnings	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Edward A. Nash	$50,000	$23,342	(3)	0	0	0	$2,034	$220,934
		$39,980	(4)
		$105,578	(5)

Martin B. Oring	$50,000	$23,342	(3)	$46,420	0	0	$6,835	$166,577
		$39,980	(4)

Ray M. Poage	$50,000	$23,342	(3)	$126,417	0	0	$1,673	$241,412
		$39,980	(4)

Jeffrey G. Shrader	$50,000	$23,342	(3)	$46,420	0	0	$3,138	$162,880
		$39,980	(4)

(1)	The amounts shown in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008, computed in accordance with FAS 123(R), for option awards made to the non-employee Directors prior to 2008. We did not grant any stock options to our non-employee Directors in 2008. The amounts shown exclude the impact of estimated forfeitures. For a discussion of valuation assumptions, see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K accompanying this Proxy Statement. As of December 31, 2008, the total number of shares of common stock underlying outstanding option awards held by the named non-employee Directors were as follows: Mr. Nash — 0 shares; Mr. Oring — 50,000 shares; Mr. Poage — 117,500 shares; and Mr. Shrader — 50,000 shares.

(2)	The amount reported represents the incremental costs incurred by the Company for entertainment costs for Directors and for travel and entertainment costs of their spouses in connection with attendance at one Board meeting and one conference.

(3)	Under our 2004 Non-Employee Director Stock Grant Plan, on the first day of July of each year our non-employee Directors are automatically granted shares of common stock having an aggregate value of $25,000. The actual number of shares granted is determined by dividing $25,000 by the average daily closing price of the common stock for ten consecutive trading days commencing fifteen trading days before the first day of July of each year. On July 1, 2008, 1,153 shares of common stock were granted to each non-employee Director under this plan, which vested immediately. The number of shares granted was determined by dividing $25,000 by $21.664, the ten trading day average closing price of the stock, beginning on June 10, 2008. The amount shown represents the dollar amount we recognized for financial statement reporting purposes with respect to the July 1, 2008 stock grant under this plan, computed in accordance with FAS 123R. The grant date fair value of this 2008 stock award, computed in accordance with FAS 123R, was $23,342 for each Director. For a discussion of valuation assumptions, see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K. Since inception of this plan in 2004, a total of 2,253 shares of common stock have been granted to Mr. Nash, while Messrs. Oring, Poage and Shrader have each been granted a total of 11,548 shares of common stock under this plan.

(4)	On June 12, 2008, stock grants were awarded to our four non-employee Directors under our 2008 Long-Term Incentive Plan. Each non-employee Director was awarded 1,912 shares of common stock, representing $40,000 divided by $20.91, the closing price of our common stock on the date of grant. This amount reflects the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), and thus includes amounts in respect of stock awards granted in 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. The grant date fair value of this award was $39,980 for each Director, as determined in accordance with FAS 123(R). A discussion of the assumptions used in calculating these amounts may be found in Note 13 to our 2008 audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by our non-employee Directors. This stock award vested immediately. Since inception of the 2008 Long-Term Incentive Plan, a total of 1,912 shares of common stock have been granted to each of Messrs. Oring, Poage and Shrader under this plan and a total of 11,912 shares have been granted to Mr. Nash, which includes a 10,000 share grant described in footnote (5) below.

(5)	In addition to the other stock grants, Mr. Nash was also awarded a supplemental, one-time restricted stock grant on June 12, 2008. This grant of 10,000 shares was awarded under our 2008 Long-Term Incentive Plan. One-fourth of the shares, or 2,500 shares, vested immediately on the date of grant. An additional 2,500 shares vest on June 12, 2009, June 12, 2010 and June 12, 2011. Historically, when a Director is first elected to serve on the Board, a one-time stock option grant to purchase 25,000 shares of stock has been awarded to the newly-elected Director. However, at the time of Mr. Nash’s election to the Board on June 26, 2007, there were no shares available for option grants under any of our stock option plans. Consequently, this supplemental, one-time restricted stock award was made following the approval by our stockholders of the 2008 Long-Term Incentive Plan in May 2008. The amount shown represents the dollar amount we recognized for financial statement reporting purposes with respect to this 2008 stock grant, in accordance with FAS 123(R). The grant date fair value of this award was $209,100, in accordance with FAS 123(R). For a discussion of valuation assumptions, see Note 13 to our 2008 audited consolidated financial statements included in our report on Form 10-K for the year ended December 31, 2008.

     In the table below, we show certain information about the outstanding equity awards held by our non-employee Directors at December 31, 2008, including awards that were granted prior to 2008.
Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity					Number	Payout
			Incentive				Market	of	Value of
			Plan				Value	Unearned	Unearned
			Awards:			Number	of Shares	Shares,	Shares,
	Number	Number	Number			of Shares	or Units	Units or	Units or
	of	of	of			or	of	Other	Other
	Securities	Securities	Securities			Units of	Stock	Rights	Rights
	Underlying	Underlying	Underlying			Stock	That	That	That
	Unexercised	Unexercised	Unexercised			That Have	Have	Have	Have
	Options	Options	Unearned	Option	Option	Not	Not	Not	Not
	(#)	(#)	Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	Price(4)	Date(2)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
E.A. Nash	0	0	0	—	—	7,500	$15,075 (3)	0	0

M.B. Oring	15,000	10,000 (4)	0	$12.27	08-23-15	0	0	0	0
	15,000	10,000 (4)	0	$12.27	08-23-15	0	0	0	0

R.M. Poage	50,000 (5)	0	0	$2.61	04-23-13	0	0	0	0
	30,000	20,000 (6)	0	$12.27	08-23-15	0	0	0	0
	8,750	8,750 (7)	0	$22.89	03-27-17	0	0	0	0

J.G. Shrader	30,000	20,000 (8)	0	$12.27	08-23-15	0	0	0	0

(1)	The option exercise price represents the closing market price of our common stock on the grant date of the option.

(2)	All stock options were granted with a term of ten years.

(3)	Based on the closing market price of $2.01 of our common stock on December 31, 2008. Additional information about this stock award is contained in footnote (5) to the 2008 Director Compensation table above.

(4)	The unexercisable portion of these stock options become exercisable with respect to 5,000 shares on August 23, 2009 and 5,000 shares on August 23, 2010. These options were granted to Mr. Oring on August 23, 2005 and vest 20% per year on each anniversary of the grant date. The options were granted under our 1997 Nonemployee Directors Stock Option Plan and 2001 Nonemployee Directors Stock Option Plan.

(5)	This stock option was granted to Mr. Poage on April 28, 2003 under our 2001 Nonemployee Directors Stock Option Plan and vested 50% on April 28, 2004 and 50% on April 28, 2005.

(6)	This stock option was granted to Mr. Poage on August 23, 2005 under our 1997 Nonemployee Directors Stock Option Plan. The option vests 20% per year on each anniversary of the grant date.

(7)	This stock option was granted to Mr. Poage on March 27, 2007 under our 1997 Nonemployee Director Stock Option Plan. The option became exercisable with respect to 8,750 shares on March 27, 2008, and the remaining 8,750 shares became exercisable on March 27, 2009.

(8)	These stock options were granted to Mr. Shrader on August 23, 2005 under our 2001 Nonemployee Directors Stock Option Plan and vest 20% per year on each anniversary of the grant date.
     As described in the above tables, “2008 Director Compensation” and “Outstanding Equity Awards at 2008 Fiscal Year-End”, the components of non-employee Director compensation for 2008 included cash, in the form of annual retainers, and equity compensation, in the form of an automatic annual stock award under our 2004 Non-Employee Directors Stock Grant Plan and an additional stock award under the 2008 Long-Term Incentive Plan. Narrative descriptions of these compensation components are set forth in more detail below.
     Cash Compensation
     All non-employee Directors (including Committee chairs) are entitled to receive an annual retainer fee of $50,000. Annual retainers are paid in cash on a quarterly basis. Additional per meeting fees are not paid and Committee chairs do not receive additional retainers or meeting fees. The 2008 cash compensation differs from the non-employee Director cash compensation paid by us in 2007 as follows:

for 2007, we paid each non-employee Director a cash fee of $750 for attendance at each meeting of the Board of Directors and each non-employee Director who was a member of a Board committee also received:
•	$375 per meeting for service on the Compensation Committee, with the chairman of the Compensation Committee receiving an additional fee of $2,500;

•	$375 per meeting for service on the Audit Committee, with the chairman of the Audit Committee receiving an additional fee of $5,000 and each other Audit Committee member receiving $2,500;

•	$375 per meeting for service on the Corporate Governance and Nominating Committee, with the chairman of the Corporate Governance and Nominating Committee receiving an additional fee of $2,500; and

•	$375 per meeting for service on the Hedging and Acquisitions Committee, with the chairman of the Hedging and Acquisitions Committee receiving an additional fee of $2,500.
     Equity Compensation
     Directors who are not employees of Parallel are eligible to receive stock grants, stock options and other equity awards under our 2004 Non-Employee Director Stock Grant Plan, 2008 Long-Term Incentive Plan, 1997 Nonemployee Directors Stock Option Plan, and our 2001 Nonemployee Directors Stock Option Plan. More information about these plans is provided below.
     2004 Non-Employee Director Stock Grant Plan. In April 2004, upon recommendation of the Board’s Compensation Committee, our Directors approved the 2004 Non-Employee Director Stock Grant Plan. The plan was later approved by our stockholders at our annual meeting held on June 22, 2004. Directors of Parallel who are not employees of Parallel or any of its subsidiaries are eligible to participate in the plan. Under this plan, each non-employee Director is entitled to receive an annual retainer fee consisting of shares of common stock that will be automatically granted on the first day of July in each year. The actual number of shares received is determined by dividing $25,000 by the average daily closing price of the common stock on the Nasdaq Global Market for the ten consecutive trading days commencing fifteen trading days before the first day of July of each year. Historically, Directors’ fees had been paid solely in cash. However, in accordance with this plan and following approval by our stockholders, we commenced paying an annual retainer fee in July 2004 to each non-employee Director in the form of common stock having a value of $25,000. Stock grants under this plan are designed to link non-employee Director compensation with stockholder interests.
     Although the Compensation Committee has authority to adopt such rules and regulations for carrying out the plan as it may deem proper and in the best interests of Parallel, the Committee’s administrative functions are largely ministerial in view of the plan’s explicit provisions, including those related to eligibility and predetermination of the timing, pricing and amount of grants. The interpretation by the Compensation Committee of any provision of the plan is final.
     The total number of shares of common stock initially available for grant under the plan was 116,000 shares, subject to adjustment. If there is a change in the common stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise, the aggregate number of shares available under the plan will be appropriately adjusted in order to avoid dilution or enlargement of the rights intended to be made available under the plan.
     The Board may suspend, terminate or amend the plan at any time or from time to time in any manner that the Board may deem appropriate; provided that, without approval of the stockholders, no revision or amendment shall change the eligibility of Directors to receive stock grants, the number of shares of common stock subject to any grants, or materially increase the benefits accruing to participants under the plan, and plan provisions relating to the amount, price and timing of grants of stock may not be amended.

     Shares acquired under the plan are non-assignable and non-transferable other than by will or the laws of descent and distribution and may not be sold, pledged, hypothecated, assigned or transferred until the non-employee Director holding such stock ceases to be a Director, except that the Compensation Committee may permit a transfer of stock subject to the condition that the Compensation Committee receive evidence satisfactory to it that the transfer is being made for essentially estate and/or tax planning purposes or a gratuitous or donative purpose and without consideration.
     The plan will remain in effect until terminated by the Board, although no additional shares of common stock may be issued after the 116,000 shares subject to the plan have been issued.
     In 2008, a total of 4,612 shares of common stock were automatically awarded to our four non-employee Directors under this plan. These awards are further described and included in column (c) and footnote (3) of the 2008 Director Compensation table on page 13.
     At April 8, 2009, 69,808 shares of common stock remained available for issuance under this plan.
     2008 Long-Term Incentive Plan. The 2008 Long-Term Incentive Plan was approved by our stockholders at the annual meeting of stockholders held in May 2008. This plan provides for granting of nonqualified and incentive stock options, restricted stock grants, performance awards and other awards to selected officers, employees, consultants and non-employee Directors. The maximum number of shares of common stock that may be delivered pursuant to awards granted under the plan is 2,000,000 shares, subject to adjustment.
     The option price for shares of common stock that may be purchased under stock options granted under this Plan to non-employee Directors must be at least equal to the fair market value of the shares on the date of grant. The exercise price of an option may be paid in cash, in shares of Parallel’s common stock or a combination of both. Unless terminated earlier, stock options granted under the plan expire no more than ten years from the date of the grant.
     The plan will remain in effect until May 28, 2018, unless sooner terminated by the Board of Directors of the Company. No awards may be made under the plan after its expiration date. No awards under the plan may be repriced or exchanged for awards with lower exercise prices because of a drop in market prices since grant, unless such repricings or exchanges are approved by the stockholders of the Company.
     In 2008, a total of 17,648 shares of common stock were awarded to our non-employee Directors under this plan, which included a one-time supplemental grant of 10,000 shares to Mr. Nash as described in footnote (5) to the 2008 Director Compensation table on page 13. These awards are further described and included in column (c) of the 2008 Director Compensation table above, and more detailed information about the 2008 Long-Term Incentive Plan can be found under “Executive Compensation — 2008 Long-Term Incentive Plan” on page 46.
     At April 8, 2009, a total of 1,627,352 shares of common stock were available for future awards under this plan.
     1997 Non-Employee Directors Stock Option Plan. Our 1997 Non-Employee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in May 1997. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under this plan are not incentive stock options within the meaning of the Internal Revenue Code.
     This plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe the terms and conditions of the options in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant due. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.

     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     This plan prohibits the grant of options after March 27, 2007 and there are no shares of common stock available for future option grants under this plan.
     No options were granted under this plan in 2008.
     At April 8, 2009, options to purchase a total of 92,500 shares of common stock remained outstanding under this plan with exercise prices ranging from $12.27 to $22.89 per share.
     2001 Nonemployee Directors Stock Option Plan. The 2001 Nonemployee Directors Stock Option Plan was approved by our stockholders at the annual meeting of stockholders held in June 2001. This plan provides for granting to Directors who are not employees of Parallel options to purchase up to an aggregate of 500,000 shares of common stock. Options granted under the plan will not be incentive stock options within the meaning of the Internal Revenue Code.
     This plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has sole authority to select the non-employee Directors who are to be granted options; to establish the number of shares which may be issued to non-employee Directors under each option; and to prescribe such terms and conditions as the Committee prescribes from time to time in accordance with the plan. Under provisions of the plan, the option exercise price must be the fair market value of the stock subject to the option on the grant date. Options are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     The purchase price of shares as to which an option is exercised must be paid in full at the time of exercise in cash, by delivering to Parallel shares of stock having a fair market value equal to the purchase price, or a combination of cash and stock, as established by the Compensation Committee.
     Options may not be granted under this plan after May 2, 2011. However, at April 8, 2009, no shares of common stock were available for future option grants under this plan.
     No options were granted under this plan in 2008.
     At April 8, 2009, options to purchase 125,000 shares of common stock were outstanding under this plan with exercise prices ranging from $2.61 to $12.27 per share.
     Other Compensation
     We provide minimal perquisites to our non-employee Directors, which consist primarily of the payment or reimbursement of non-employee Directors for their entertainment expenses when attending business meetings or conferences and for travel and entertainment expenses of their spouses, when invited to accompany them. Each non-employee Director is provided a personal computer, a Blackberry or cell phone and related technological support, the costs of which are paid or reimbursed by us. All Directors are reimbursed for travel, food and lodging expenses incurred in connection with attending business meetings.
     Parallel provides liability insurance for its Directors and officers. The cost of this coverage for 2008 was approximately $558,000.
     We do not offer non-employee Directors travel accident insurance, life insurance or a pension or retirement plan, nor do we have matching gift programs for charitable contributions made by our non-employee Directors.
     Recent Developments
     At a meeting held on April 3, 2009, the Compensation Committee unanimously approved a $10,000 reduction in the annual compensation payable to each non-employee Director for 2009. As reduced, each non-

employee Director’s total annual compensation will be $105,000, rather than $115,000. The allocation of such compensation between cash and shares of common stock had not been determined at the date of this Proxy Statement, but will be set at a future date based, in part, upon the availability of shares under existing or future compensation plans, market prices of Parallel’s stock, general economic conditions and other factors that may be considered by the Compensation Committee.
EXECUTIVE OFFICERS
     Our executive officers are appointed annually by the Board of Directors to serve at the Board’s discretion and until his or her successor is duly appointed.
     There are no family relationships between any of our Directors or officers.
     Biographical information for Mr. Oldham, our President and Chief Executive Officer and a nominee for Director, is included above under “Proposal #1 — Election of Directors” on page 7. Set forth below is biographical information regarding our other executive officers at the date of this Proxy Statement.
     Donald E. Tiffin, 51, served as Vice President of Business Development from June 2002 until January 1, 2004 when he became Chief Operating Officer. From August 1999 until May 2002, Mr. Tiffin served as General Manager of First Permian, L.P. and from July 1993 to July 1999, Mr. Tiffin was the Drilling and Production Manager in the Midland, Texas office of Fina Oil and Chemical Company. Mr. Tiffin graduated from the University of Oklahoma in 1979 with a Bachelor of Science degree in Petroleum Engineering.
     Steven D. Foster, 53, has been the Chief Financial Officer of Parallel since June 2002. From November 2000 to May 2002, Mr. Foster was the Controller and Assistant Secretary of First Permian, L.P. and from September 1997 to November 2000, he was employed by Pioneer Natural Resources, USA in the capacities of Director of Revenue Accounting and Manager of Joint Interest Accounting. Mr. Foster graduated from Texas Tech University in 1977 with a Bachelor of Business Administration degree in Accounting. He is a certified public accountant.
     Eric A. Bayley, 60, has been Vice President of Corporate Engineering since July 2001. From October 1993 until July 2001, Mr. Bayley was employed by Parallel as Manager of Engineering. From December 1990 to October 1993, Mr. Bayley was an independent consulting engineer and devoted substantially all of his time to Parallel. Mr. Bayley graduated from Texas A&M University in 1978 with a Bachelor of Science degree in Petroleum Engineering. He graduated from the University of Texas of the Permian Basin in 1984 with a Master’s of Business Administration degree.
     John S. Rutherford, 48, has been Vice President of Land and Administration of Parallel since July 2001. From October 1993 until July 2001, Mr. Rutherford was employed as Manager of Land/Administration. From May 1991 to October 1993, Mr. Rutherford served as a consultant to Parallel, devoting substantially all of his time to Parallel’s business. Mr. Rutherford graduated from Oral Roberts University in 1982 with a degree in Education, and in 1986 he graduated from Baylor University with a Master’s degree in Business Administration.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Introduction and Overview
     The Compensation Committee of the Board of Directors is responsible for determining the types and amounts of compensation we pay to our executives. Our Committee operates under a written charter that you can view on our website at www.plll.com. The Board of Directors has affirmatively determined that each Director who is a member of the Committee meets the independence requirements of the Nasdaq Global Select Market. The Board determines, in its business judgment, whether a particular Director satisfies the requirements for membership on the Committee set forth in the Committee’s charter. None of the members of the Compensation Committee are current or former employees of Parallel or any of its subsidiaries.

     Our Compensation Committee is responsible for formulating and administering the overall compensation principles and plans for Parallel. This includes establishing the compensation paid to our officers, administering our compensation plans and, generally, reviewing our compensation programs at least annually.
     The Committee periodically meets in executive session without members of management or management directors present and reports to the Board of Directors on its actions and recommendations.
     We discuss below the philosophy, objectives and principles we followed last year for compensating our executive officers.
     Compensation Philosophy and Objectives
     The Committee’s compensation philosophy is to provide an executive compensation program that:
•	is competitive with compensation programs offered by comparable companies engaged in businesses similar to ours;

•	rewards performance, skills and talents necessary to advance our company objectives and further the interests of stockholders;

•	is balanced between a fair and reasonable cash compensation and incentives linked to Parallel’s overall operating performance; and

•	is fair to our executives, but within reasonable limits.
     The Company’s practice is and has been to link compensation with performance, measured at the company level, and to emphasize the importance of each executive’s contribution to the overall success of the Company. The overall objectives of our compensation philosophy are to:
•	provide a reasonable and competitive level of current annual income;

•	provide incentives that encourage our executives to continue their employment with us;

•	motivate executives to accomplish our company goals and reward performance;

•	create an environment conducive to company-oriented success rather than individual success;

•	align compensation and benefits with business strategy and competitive market data;

•	encourage the application of prudent decision making processes in an industry marked by volatility and high risk; and

•	provide for overall compensation arrangements that are fair and reasonable pay for achievements beneficial to Parallel and its stockholders.
     Our Committee supports these objectives by emphasizing compensation arrangements that we believe will attract and retain qualified executives and reward them for creating a solid platform for the long-term growth and success of Parallel. At the same time, we are mindful of, and try to balance our executive compensation arrangements with, the interests and concerns of stockholders.
     Although the Committee implemented two new compensation plans in 2008, we continue to provide a relatively simple compensation framework for our executives. We believe the benefits of this approach include maintaining a higher degree of understanding and certainty for our executives as well as the investing public, and avoiding complex benefit packages and agreements that are less transparent than our compensation program and that require significant time and cost to properly administer. In the Committee’s view, the two new plans that were implemented last year, the annual cash bonus incentive plan and a long-term incentive plan, are not “add-ons” to existing pay practices, but are more in the nature of replacement plans with the addition of performance-based compensation criteria. These new plans and their impact on 2008 compensation are described below.
     Compensation Components
     Our judgments regarding executive compensation are primarily based upon our assessment of Company performance, and each executive officer’s leadership, performance and individual contributions to Parallel’s business. The accounting and tax treatment of different elements of compensation has not had a significant impact on our use of any particular form of compensation. In reviewing the overall compensation of our officers, we have historically considered and used a mix of the following components or elements of executive compensation:
•	base salaries;

•	stock option grants;

•	annual cash bonuses;

•	health and life insurance plans which are generally available to all of our employees;

•	contributions by Parallel to our 401(k) retirement plan;

•	an equity based cash incentive and retention plan;

•	change of control arrangements; and

•	limited perquisites and personal benefits provided by Parallel to our executive officers.
     To help give you a better understanding of the overall compensation picture of our executive officers, we have included the following table showing the elements of compensation we have used to pay our executive officers in the past and certain types of executive compensation that we have not used:

Used by
	Parallel	Used by	Not Used by
Elements of Compensation	Prior to 2008	Parallel in 2008	Parallel
Base salaries	✓	✓
Employment agreements			✓
Cash bonuses	✓	✓
Stock awards			✓
Change of control arrangements	✓	✓
Defined benefit pension plan			✓
Defined contribution plan	✓	✓
Stock options	✓	✓
Tax gross-ups	✓
Employee stock purchase/ownership plan			✓
Supplemental executive retirement plans/benefits			✓
Deferred compensation plan			✓
Charitable gift matching			✓
Product discounts			✓
Limited perquisites and personal benefit	✓	✓

     The primary components of each executive officer’s compensation are:
•	base salary;

•	annual cash bonuses; and

•	longer-term equity incentive compensation in the form of stock options.
     These primary components of compensation, and other types of compensation that we provide our executives, including perquisites and retirement benefits, are described below.
     Evaluation Factors
     In addition to comparing the compensation packages of our officers with the compensation packages of officers of other companies similar to Parallel, we also relied, as we have in the past, on our general knowledge and experience in the oil and natural gas industry, focusing on a subjective analysis of each of our executive’s contributions to Parallel’s overall performance. Except for comparing the salaries, cash bonuses and long-term compensation of our executives with the salaries, cash bonuses and long-term compensation of executives in our peer group of companies, other specific performance levels or “benchmarks” were not used in 2008 to establish salaries, cash bonuses or grant stock options. We do take into account historic comparisons of Parallel’s financial and operational performance. In addition to reviewing market analyses of pay levels and considering individual performance related to each executive officer, the Committee considers the total compensation of each executive officer relative to each other executive officer. The Committee also takes into account compensation realized or potentially realizable from prior compensation awards in setting new types and amounts of compensation. Although we have never decreased the compensation of any of our executive officers, the percentage increases in annual salaries and cash bonuses vary from year to year, with some increases being smaller than previous years. The link between pay and company performance is based primarily on the Compensation Committee’s evaluation of periodic results of certain elements of company performance. Generally, our evaluations are influenced equally by operational metrics and financial metrics. There were no material differences in the decision making process we used in determining the salaries and cash bonuses of our respective officers, including Mr. Oldham, our Chief Executive Officer. No executive officer participates directly in the determination of his compensation.
     Except for the performance-based annual incentive plan for cash bonuses, which is described below, we have not adopted specific target or performance levels with respect to quantitative or qualitative performance-related factors which would automatically result in increases or decreases in base salaries or long-term equity based incentives. Instead, we make subjective determinations based upon a consideration of many factors, including those we have described below. We have not assigned relative weights or rankings to these factors. Specific elements of Company performance and individual performance that we consider in setting compensation policies and making compensation decisions include the following factors, several of which we consider in the context of Parallel alone and by comparison with peer companies:
•	growth in the quantity and value of our proved oil and natural gas reserves;

•	volumes of oil and natural gas produced by Parallel and our executives’ ability to replace oil and natural gas produced with new oil and natural gas reserves;

•	cash flows from operations;

•	revenues;

•	earnings per share;

•	the market value of our common stock;

•	the extent to which the officers have been successful in finding and creating opportunities for Parallel to participate in acquisition, exploitation and drilling ventures having quality prospects;

•	the ability of our officers to formulate and maintain sound budgets for our business activities;

•	the overall financial condition of Parallel;

•	the achievement by management of specific tasks and goals set by the Board of Directors from time to time;

•	the effectiveness of our compensation packages in motivating officers to remain in Parallel’s employment;

•	oil and gas finding costs and operating costs; and

•	the ability of our executives to effectively implement risk management practices, including oil and natural gas and interest rate hedging activities.
     In addition to considering the elements of performance described above, other factors that we consider in determining compensation include:
•	longevity of service; and

•	the individual performance, leadership, business knowledge and level of responsibility of our officers.
     We believe the primary components of our executive compensation program, base salary, annual cash bonuses and stock options have provided an adequate mix of different types of short and long-term compensation that reflect the outcome of our analysis of the evaluation factors described above. The Long-Term Incentive Plan that was approved by the stockholders in May 2008 provides a platform for different types of long-term incentive awards for our executives and at the same time represents a step towards a more effective performance based award program. Until the implementation of the Long-Term Incentive Plan, we relied on the Incentive and Retention Plan mostly as a form of long-term incentive compensation. While we believe that potential payments under the Incentive and Retention Plan, described below, are reflective of longer-term operational metrics such as reserve growth, increased production and increased cash flows from operations, after the Committee’s further evaluation of this plan, and with the assistance and input of Mercer, the Committee concluded that the plan is structured and operates more in the nature of a change of control arrangement than a long-term incentive plan since there is no certainty of awards and since awards would not be made until a triggering event under the plan occurs. More information about the Incentive and Retention Plan and the new Long-Term Incentive Plan is set forth below under the caption “Incentive and Retention Plan” and “Summary and Outlook”.
     Base salaries and annual cash bonuses are more closely linked to the short-term objectives of providing reasonable and competitive levels of current annual income. Since the primary elements of compensation we use are fairly limited, the results of our evaluation of the Company’s performance and each executive’s individual performance are reflected more by the amounts of compensation we award, rather than by type of award.
     With our compensation philosophy and objectives in mind, we discuss below in more detail the key elements of executive compensation and the factors underlying our decisions for 2008.
     2008 Compensation — General
     Under the leadership of our Committee chair, Edward A. Nash, in 2008 we undertook a thorough review of the amounts and methods we use to compensate our executives, as well as non-employee Directors. The Committee held seven meetings during the period from February to December 2008. A representative of Mercer participated in two meetings of the Compensation Committee at the request of the Committee chair, Mr. Nash. Generally, and as more fully described elsewhere in this discussion and analysis and under “Executive Compensation”, our actions at these meetings focused on the formulation and adoption of an annual performance-based incentive plan for determining annual cash bonus awards and a long-term incentive plan. Overall, we relied much more heavily on the advice and input of Mercer than we have in the past. We did so because of the rapidly changing landscape of the oil and gas industry and financial markets. Decisions regarding executive compensation made by the Compensation Committee are considered final.

     Base Salaries
     The Compensation Committee evaluates executive salary levels annually. Increases in annual base salary depend on changes in executive responsibility, overall execution of duties throughout the fiscal year and Company performance. Competitive market changes and conditions are also taken into account. Typically, we make salary adjustments for all of our executives towards the end of each year. However, we did make one mid-year salary adjustment for Mr. Foster, our Chief Financial Officer, during the course of our 2008 review. At the Committee’s meeting held on June 12, 2008, the Committee increased Mr. Foster’s salary from $210,000 to $250,000, effective July 1, 2008. This action was taken after the Committee’s further review and discussion of salaries of other chief financial officers within our peer group, the level and type of work being provided by Mr. Foster, Mr. Foster’s compensation history and the availability of other qualified personnel in the marketplace in the event Mr. Foster’s services became unavailable for any reason. All of these factors considered together supported the Committee’s decision to make this mid-year increase in Mr. Foster’s base salary. Salary levels are based on factors including individual and company performance, level and scope of responsibility and competitive salary levels within the eighteen company peer group. We do not give specific weights to these factors when setting salaries. Our analysis of an executive’s individual performance is not made on the basis of achieving specific performance goals, but instead focuses on the performance elements described above under “Evaluation Factors”. In addition to these performance factors, the Committee also reviews comparative salary data gathered by management and by the Committee’s independent consultant, and publicly available information such as proxy statements filed by other similarly situated exploration and production companies. The amount of each executive’s base salary is not targeted to a percentage of total compensation. Our current peer group evolved from the Committee’s review in 2007 of an initial list of 57 publicly-traded companies in our industry. This initial list was then narrowed to eighteen companies following our review and after making certain changes to the proposed peer group that had been suggested by management. Although management provided the Committee with a proposed peer group, we selected the peer group suggested by Mercer, after taking into account changes suggested by management. This peer group was selected based primarily on the similarity of total revenues and business models of Parallel and the companies in the peer group. Using this peer group, we targeted the median percentile range of salaries for executive officers of the eighteen company peer group. The peer group we selected in 2007, and which we continue to use, consists of the following companies:

Abraxas Petroleum Corporation	Gulfport Energy Corporation
Arena Resources, Inc.	Legacy Reserves, LP
Bill Barrett Corporation	Petroleum Development Corporation
Carrizo Oil & Gas, Inc.	PetroQuest Energy, Inc.
Concho Resources, Inc.	Rex Energy Corporation
Delta Petroleum Corporation	Rosetta Resources, Inc.
Edge Petroleum Corporation	TXCO Resources, Inc.
GMX Resources, Inc.	Venoco, Inc.
Goodrich Petroleum Corporation	Warren Resources, Inc.
     Base salaries for each executive are reviewed individually on an annual basis. Salary adjustments are based on the individual’s experience, background and responsibilities, the individual’s performance during the prior year, the general movement of salaries in the marketplace, and our financial position. The Committee also factored into its salary adjustments the current financial crisis. As a result of these factors, an executive’s base salary may be above or below the base salaries of executives in other oil and gas exploration and production companies at any point in time. After completion of the Committee’s review and evaluation, and based on the financial and operations results and the criteria for base salary determinations, including targeting the median percentile of the peer group, the Compensation Committee, at its December 2, 2008 meeting, awarded 4% salary increases effective January 1, 2009 to the executive officers as follows:

Mr. Oldham	—	from	$350,000	to	$364,000

Mr. Tiffin	—	from	$300,000	to	$312,000

Mr. Rutherford	—	from	$190,000	to	$197,600

Mr. Foster	—	from	$250,000	to	$260,000

Mr. Bayley	—	from	$190,000	to	$197,600

     Cash Bonuses
     Annual cash bonuses are viewed by the Committee as supplemental short-term incentives in recognition of Parallel’s overall performance and the individual efforts made by our executives during a particular year.
     Prior Practices. Historically, we have used short-term incentives in the form of annual discretionary cash bonuses to compensate executive officers. Cash bonuses have been based on a subjective determination of amounts we deemed sufficient to reward our executives and remain competitive within our geographic environment. We did not use specific performance targets when determining cash bonuses. The Committee considered Parallel’s overall performance, the individual performance of each executive, and the level of responsibility and experience of each executive to determine the final bonus amounts. Bonuses were paid at the discretion of the Committee based on the overall accomplishments of Parallel and individual performance.
     Current Practices. In contrast to the more discretionary approach for cash bonuses that we used in prior years, in 2008 the Committee approved and implemented an annual performance-based cash bonus plan. This annual incentive plan, or “AIP”, was developed with the assistance of Mercer over a period of approximately seven months concluding at the December 2, 2008 meeting of the Compensation Committee. In the Committee’s opinion, the AIP represents an appropriate step in furtherance of a “pay-for-performance” compensation philosophy. The purpose of the AIP is to provide an annual cash bonus based on the achievement of specific performance measures, tying compensation to the creation of value for stockholders. The Committee believes the AIP more directly ties the bonus incentive pay of executives to performance, as contrasted to prior years’ cash bonuses which were more subjective and discretionary in nature. Specifically, under the AIP a cash bonus equal to a specified percentage of an executive’s base salary will be paid if we achieve a ranking of not less than 14 out of our 19 company peer group, including the Company. The amount awarded varies depending upon whether performance goals in the minimum, target or maximum performance levels are met. The AIP allows the Compensation Committee discretion to increase or decrease award amounts by a factor of 10%. Under the AIP, an executive will be eligible to receive a cash bonus equivalent to a pre-determined percentage of base salary that is formula based. As with base salaries, cash bonuses were also targeted at the median percentile rankings of our peer group.
     The annual cash bonuses for each executive officer will vary depending on where Parallel’s performance measures fall within a ranking of our peer group, with potential payments ranging from 0% to 200% of pre-determined individual target payout awards for each executive. The performance measures and the respective associated weights that are applied in the determination of annual cash bonuses under the AIP are as follows:
•	Net Cash Provided by Operating Activities, as adjusted for changes in assets and liabilities (weighted 30%)

•	Production Growth (weighted 20%)

•	Proved Developed Reserve Bookings (weighted 20%)

•	Finding and Development Costs (weighted 15%)

•	Lease Operating Expense (weighted 15%)
     After the end of each performance period, we will make a comparative ranking of each performance measure to the same measurement of each company in our peer group. The relative ranking of each performance measure is equated to a pre-determined percentage payout for each measure in accordance with the following payout schedule:

Relative
Ranking Within	Payout
Peer Group	(as % of target award)
1	200%
2	190%
3	180%
4	170%
5	160%
6	145%
7	130%
8	115%
9	100%
10	90%
11	80%
12	65%
13	50%
14	25%
15	0%
16	0%
17	0%
18	0%
19	0%
     At the end of a performance period, we will compare the year-over-year absolute values of each performance measure and determine the corresponding percentage change in such performance measures. Then, we will compare and rank our percentage changes in each performance measure to the percentage changes for the same performance measures experienced by each company in our peer group. To illustrate, and as shown above, if at the end of a performance period our Finding and Development Costs decreased 5.0% and this percentage decrease ranked 9th among the percentage changes in Finding and Development Costs of all of our peer companies, the percentage payout for that particular measure would be 100%. In order for any portion of an award to be earned, Parallel must rank higher than fifteenth (15th) in any one category of the five performance measures.
     Individual target payout awards for each executive officer are based upon a pre-determined percentage of their respective annual base salaries. The 2008 target awards for each executive officer’s cash bonuses, expressed as a percentage of base salary, are as follows: Larry C. Oldham — 70.0%; Donald E. Tiffin — 65.0%; Steven D. Foster — 50.0%; Eric A. Bayley — 50.0%; and John S. Rutherford — 50.0%.
     Using the base salaries of our executives at December 31, 2008, the individual minimum, target and maximum award bonus amounts for each executive officer for the performance period ending December 31, 2008 are as follows:

	Base	Target Payout Award	Minimum	Target	Maximum
	Salary at	as a Percent of	Award	Award	Award
	December 31, 2008	Base Salary	Amount(1)	Amount(1)	Amount(1)
Larry C. Oldham	$350,000	70%	$9,188	$245,000	$490,000

Donald E. Tiffin	$300,000	65%	$7,313	$195,000	$390,000

Steven D. Foster	$250,000	50%	$4,688	$125,000	$250,000

John S. Rutherford	$190,000	50%	$3,563	$95,000	$190,000

Eric A. Bayley	$190,000	50%	$3,563	$95,000	$190,000

(1)	The Compensation Committee maintains discretion, but is not required, to make an individual adjustment to each executive officer’s bonus amount by increasing or decreasing the total bonus amount by ten percent (10.0%).
     A more detailed explanation of how awards are computed under the AIP is set forth in the tables on page 39 under “- Annual Incentive Plan” following the Grants of Plan Based Awards table.

     In April 2009, after the Compensation Committee determined the rankings of our performance measures within the peer group, and after exercise by the Committee of its discretion to reduce each executive’s award amount by 10%, each of our executive officers received the following cash bonuses under the AIP for 2008 performance results:

Mr. Oldham	$149,940

Mr. Tiffin	$119,340

Mr. Foster	$76,500

Mr. Rutherford	$58,140

Mr. Bayley	$58,140
     Stock Options
     We rely on the use of stock options as a form of long-term equity incentive compensation. The Compensation Committee has relied only on stock options, and not full-value shares, for equity awards to the executive officers. This helps achieve our goal of aligning the interests of our executives with the stockholders since the stock option awards will only have value to the executives if the Company also has positive stock market performance. Like our stockholders, the executives are at risk for downside equity performance. We believe it important for these awards to reflect the direct influence that these executives have on Company performance and stock price. Believing that previous equity incentive grants were sufficient in size and duration to provide a long-term performance and retention incentive for executives, the Committee did not make any option grants to any officers during the period from 2003 to 2007. Until our June 2008 option grants described below, the last time we granted a stock option to our Chief Executive Officer, Mr. Oldham, was on June 20, 2001 when he was granted an option to purchase 200,000 shares of common stock, and the most recent grants of stock options to any of our other executives was on November 14, 2002 when we granted stock options to Mr. Tiffin, our Chief Operating Officer, and to Mr. Foster, our Chief Financial Officer. Mr. Tiffin was granted a stock option to purchase 50,000 shares of common stock and Mr. Foster was granted a stock option to purchase 35,000 shares of stock.
     Based on the Committee’s discussions with Mercer and management, and based on the Committee’s own deliberations, the Committee determined that the Incentive and Retention Plan may not be providing the long-term incentives anticipated when the plan was originally implemented. Consequently, and when coupled with the fact that all of our stock option plans had either expired or all of the authorized plan shares had been used, the Committee adopted the 2008 Long-Term Incentive Plan which authorizes awards of stock options, restricted stock, performance awards or other equity based awards.
     On June 12, 2008, the Compensation Committee approved the grant of nonqualified stock options to the Company’s executive officers as follows:

Number of Shares
Underlying
Name	Options
Larry C. Oldham	80,000
Donald E. Tiffin	80,000
Steven D. Foster	40,000
Eric A. Bayley	27,500
John S. Rutherford	27,500
     The number of shares of stock subject to each executive’s option award was based primarily upon information provided by Mercer, including the median level of long-term incentive compensation for executive officer positions within the peer group.
     The options were granted under the 2008 Long-Term Incentive Plan at a price equal to the closing market price of the Company’s common stock on the Nasdaq Global Market on the date of grant. All of these options have a term of ten years and vest in four equal annual installments commencing on the first anniversary of the grant.
     The ten year term of the options helps reward executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.
     The Committee believes that stock option grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of the Company’s business.
     We do not have a specific program or plan with regard to the timing or dating of option grants. Our stock options have not been granted at regular intervals or on pre-determined dates. The Committee’s practice as to when options are granted has historically been made at the discretion of the Committee. Generally, no distinctions have been made in the timing of option grants to executives as compared to employees. Since October 1993, stock options have been granted to our officers and employees on fourteen different occasions. On eight occasions, options were awarded to employees only; on five occasions options were awarded to officers and employees; and on one occasion an option was awarded to one officer.
     We do not grant discounted options and exercise prices are not based on a formula. All of our options are granted “at-the-money.” In other words, the exercise price of the option equals the fair market value of the underlying stock on the actual date of grant. Based on an internal review of all of our stock option grants going back to August 1996, we have not found any instances of option “backdating”. In addition, we have not “repriced” any of our stock options.
     The granting of options has not been purposefully timed around the public announcement of material non-public information. Our Committee’s practice has been to meet whenever one or more of the Committee members expresses a desire to discuss in executive session any particular aspect of executive compensation, and the proximity of any stock option grant to earnings or other material announcements is coincidental. We have not and do not plan to purposefully time the release of material non-public information for the purpose of affecting the value of executive compensation.
     Retirement and Health Benefits
     The Company provides health benefits and a retirement plan to help provide for the physical and financial health and security of our executives. Our executives participate in the same benefit plans made available to all of our employees generally. These include:
•	medical, pharmacy, vision and dental insurance,

•	life, accidental death and dismemberment, and disability insurance for all employees,

•	long-term care insurance for all employees age 50 and over, and

•	a 401(k) plan.
     The 401(k) Plan allows employees to save for retirement through a tax-qualified defined contribution retirement plan, which provides employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401(k) Plan. Wages and salaries from the Company are generally considered eligible compensation. All eligible employees, including the named executive officers, may participate in the 401(k) plan. Eligible employees, including the named executive officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. All employee contributions to the plan, as well as company contributions, are fully vested from the time of contribution. During 2008, the Company made cash contributions for all eligible employees, including the executive officers, equal to 6% of their salary. The 401(k) Plan offers different investment options for which participants have sole discretion in determining how both employer and employee contributions are invested. The 401(k) Plan does not provide the Company’s employees the option to invest directly in the Company’s stock. The 401(k) Plan offers withdrawals in the form of loans and hardship distributions. More information about the 401(k) Plan can be found under “— 401(k) Retirement Plan” on page 50 of this Proxy Statement.
     We believe that our benefits and plans are consistent with retirement and health benefits and plans provided at other companies that we compete with for talent.
     Perquisites and Personal Benefits
     We provide perquisites and personal benefits to our executives, including club memberships and allowing our executives a choice of receiving a car allowance or personal use of a company provided vehicle. The Committee believes that the perquisites and personal benefits made available to the executives are commonly provided at other companies and are reasonable and consistent with the overall compensation program to better enable us to attract, retain and reward talented employees for key positions. We believe that the use of perquisites for our executives helps increase the efficiency of an executive by allowing him to focus on business issues and provides business and community development opportunities.
     For additional information about the types and amounts of perquisites we provide to our executives please read the “All Other Compensation” column of the Summary Compensation Table and related footnotes beginning on page 34.
     Recovery of Compensation
     We do not have a written policy or formula regarding the adjustment, reduction or recovery of awards of payments if an executive engages in conduct detrimental to the Company or where the executive’s intentional or knowing fraudulent or illegal conduct resulted in a significant restatement of financial results. However, All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in our Code of Ethics will be subject to disciplinary action, including dismissal. In addition, we reserve the right to pursue appropriate remedies permitted by law, including seeking restitution of any bonus or other compensation received by any employee as a result of the employee’s intentional or knowing fraudulent or illegal conduct.
     Allocation of Amounts and Types of Compensation
     Other than our 401(k) retirement plan and outstanding stock options, and although we believe that our Incentive and Retention Plan does have some long-term incentive characteristics, we do not presently have in place what we would consider to be multiple forms of long-term incentive arrangements. Consequently, the method of allocating different forms of long-term compensation has not been a significant consideration for us. The Committee has not adopted a specific policy for allocating between long-term and currently paid out compensation, nor have we adopted a specific policy for allocating between cash and non-cash compensation. In determining the amount and mix of compensation elements for each executive officer, the Committee relies on judgment, not upon fixed guidelines or formulas, or short term changes in our stock price. Specific allocation policies have not been applied by the Committee largely because company performance in the oil and natural gas industry is often volatile and cyclical and Parallel’s performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. The Committee also recognizes that company performance is often the result of factors beyond the control of Parallel or its executives, especially oil and natural gas prices. For instance, even when we believe our executives have demonstrated superior individual performance during any particular year, the year-end value and quantities of our proved reserves, which are based on oil and gas prices at December 31 of each year, may reflect a level of company performance, whether good or bad, that is not necessarily reflective of actual company and individual performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on the evaluation factors described above compared over a period of time, rather than applying these factors on an isolated or “snapshot” basis at the time compensation levels are established by the Committee. In this regard, and partly due to the peculiarities of financial accounting requirements for exploration and production companies, the Committee emphasizes a subjective approach to allocating the amounts and types of compensation for our executives.
     By choosing to pay the elements of compensation discussed above, we try to maintain a transparent, effective and competitive compensation package for our executives.

     Internal and External Assistance
     Our Committee has the authority to retain, at Parallel’s expense, compensation consultants. The past two years, the Committee has used the services of Mercer, an independent compensation consultant, to assist us in our review of executive compensation. The consultant reports directly to the Committee. For 2008, we specifically instructed our consultant to use its data base to provide recommendations on performance metrics for the AIP, to provide the Committee with information regarding the Company’s peer group with respect to base salaries, bonuses, long-term incentives and other types of compensation, as well as overall current compensation trends and practices, and to recommend any changes to the Incentive and Retention Plan. In the course of our evaluation of executive compensation last year, we compared the data provided to us by our consultant to components and levels of compensation paid to our executives. As was the case in our 2007 review of executive compensation, the Committee’s use of 2008 compensation data provided by management was more limited than in prior years.
     Our review included comparisons of pay data for comparable executive positions and compensation components used by the peer group. Our independent consultant also provided the Committee with statistical information and advice on current competitive compensation practices and trends in the marketplace.
     When our Committee meets in formal session, we do so outside the presence of management, including Mr. Oldham, our Chief Executive Officer. However, the Compensation Committee did seek informal input and insight of Mr. Oldham and Mr. Tiffin concerning broad, general topics such as the overall design and levels of our existing compensation program, the morale of our executive officers, and any specific factors that they believed to be appropriate for the Committee’s consideration and which the Committee may not be aware of, such as individual performance, and extraordinary day-to-day efforts or accomplishments of any of our executives.
     Change of Control Arrangements
     In General. Our stock option plans and our Incentive and Retention Plan contain “change of control” provisions. We use these provisions in an effort to provide some assurance to the Board of Directors that the Board will be able to rely upon our executives continuing in their positions with Parallel, and that Parallel will be able to rely upon each executive’s services and advice as to the best interests of Parallel and its stockholders without concern that the executive might be distracted by the personal uncertainties and risks created by any proposed or threatened change of control. While the Committee is cognizant of the amounts that could potentially become payable to our executives at any given time under these change of control arrangements, the existence of these arrangements has not had a significant influence on the Committee’s decisions regarding the amount of compensation awarded to our executives. More information about these change of control provisions can be found under the caption “Potential Payments Upon Change of Control” on page 41.
     Stock Option Plans. As described in more detail under the caption “Potential Payments Upon Change of Control” on page 41, the Compensation Committee may adjust the stock options currently outstanding and held by our executives upon the occurrence of a change of control. With this authority, the Compensation Committee may in its discretion elect to accelerate the vesting of any stock options that were not fully vested at the time of a change of control. In addition, under some of our stock option plans, acceleration of vesting schedules will automatically occur. In the “Outstanding Equity Awards at Fiscal Year-End” table on page 40, you can see the stock options currently held by our executives and the exercise prices for each of these options.
     The table below illustrates, based upon the assumed closing market prices of the Company’s stock, the value of the unvested portion of stock options potentially realizable by the executives upon a change of control, assuming that the change of control occurred on December 31, 2008, and that the entire unvested portions of the stock options were immediately accelerated.

	Number of Shares
	Underlying Unvested
	Portion of
	Stock Options		Potential Realizable Value Upon
	Subject to	Exercise	Accelerated Vesting of Stock Options
	Accelerated Vesting	Price	at Assumed Stock Prices(1)
	(#)	($)	(c)
	(a)	(b)	$ 20.00	$ 23.00	$ 26.00
Mr. Oldham	80,000	$20.91	0	$167,200	$407,200
	22,500	$4.97	$338,175	$405,675	$473,175

Mr. Tiffin	80,000	$20.91	0	$167,200	$407,200

Mr. Foster	40,000	$20.91	0	$83,600	$203,600

Mr. Bayley	27,500	$20.91	0	$57,475	$139,975

Mr. Rutherford	27,500	$20.91	0	$57,475	$139,975

(1)	The potential realizable value represents the value of the unvested portion of the stock option, based on the assumed closing market prices of the stock at the time of a change of control, less the exercise price of the unvested portion of the stock option.
     Based on the actual closing market price of our common stock on December 31, 2008, $2.01 per share, if a change of control had occurred on that date and if the unvested portion of the options had been accelerated, no value would have been realized upon the accelerated vesting.
     Incentive and Retention Plan. Generally, the Incentive and Retention Plan authorizes the Committee to grant executive officers awards in the form of “base shares,” with one base share being equated to one share of our common stock. The value of base shares fluctuates directly with changes in the price of Parallel’s stock which we believe more closely ties the interests of our executives directly to those of stockholders. The base shares are paid out only upon a “corporate transaction” or a “change of control”. These triggering events are further described below and on pages 43 and 44. Payouts, when triggered, are to be paid in cash. The Committee will determine the total number of base shares to grant each executive officer by using individual performance, level of responsibility, length of service, experience and the extent to which each executive officer may have contributed to the occurrence of a triggering event under the plan, as well as the outcome of the event. The plan is not limited to our officers, and all of our other employees and consultants are also eligible to participate in this plan. At its meeting held on June 12, 2008, the Committee froze participation in this plan to those officers, employees and consultants providing services to the Company on June 12, 2008.
     The Incentive and Retention Plan is designed to align the interests of executives with stockholders and to provide each executive with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Potential rewards under this plan are tied to the market price of our stock. Although not linked to any specific performance measures, the Committee believes that linking potential rewards to the market price of our stock reflects a “bundling” of Company performance measures that are of importance to investors in smaller exploration and production companies like Parallel, and which over the long term are reflected in the market price of our stock. In addition, any potential awards to executives under this plan are more likely to be made under circumstances that coincide with events that could also result in our stockholders realizing value. Thus, one prong of the Incentive and Retention Plan provides for payments only when there is a “corporate transaction,” such as a merger or sale of Parallel. The second prong of the plan provides for payments upon the occurrence of a change on control. The Incentive and Retention Plan was structured in this fashion primarily to satisfy the Committee’s objective of retaining management, and to more closely connect potential payments to our executives to an event in which all stockholders would be more likely to realize value from their investments in Parallel. Further, the Committee believes that the Incentive and Retention Plan has the potential to eliminate, or at least reduce, any reluctance management might have to pursue potential corporate transactions that may be in the best interests of stockholders. Cash benefits under the plan are payable in one lump-sum.
     Under the Incentive and Retention Plan, Parallel’s officers, employees and consultants are eligible to receive (a) a one-time performance payment upon the occurrence of a corporate transaction, or (b) a one-time retention payment upon the occurrence of a change of control. Generally, a corporate transaction means an acquisition of Parallel, a sale of substantially all of Parallel’s assets or the dissolution of Parallel. A change of control generally means the acquisition of 60% or more of our outstanding common stock or an event that results in our current Directors ceasing to constitute a majority of the Board of Directors.
     In the case of a corporate transaction, the aggregate potential payments would be equal to the sum of (a) the per share price received by all stockholders minus a base price of $3.73 per share, multiplied by 1,080,362 “base shares,” plus (b) the per share price received by all stockholders minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares”. If a change of control occurs, the aggregate potential payments to all plan participants would be equal to the sum of (a) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus the base price of $3.73 per share, multiplied by 1,080,362, plus (b) the per share closing price of Parallel’s common stock on the day immediately preceding the change of control, minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares.”
     If a corporate transaction or change of control occurs, the Compensation Committee has the discretion to allocate for payment to each of our executives, employees or consultants a portion of the total performance bonus or retention payment as the Committee determines in its sole discretion. Although the Committee has not made any awards under our Incentive and Retention Plan, for illustration purposes, assuming a corporate transaction or change of control occurred on January 1, 2009, and that the closing price of our common stock on December 31, 2008 (the day immediately preceding the change of control) was $17.63 per share, the same closing price as the closing price of our common stock on December 31, 2007, the total aggregate potential payments to all eligible participants would have been approximately $18.6 million, determined as follows: [($17.63 — $3.73) x 1,080,362], plus [($17.63 — $8.62) x 400,000]. However, based on the actual closing price of our common stock on December 31, 2008, $2.01 per share, no payments would have been made under this plan.
     The change of control provisions in our stock option plans and in the Incentive and Retention Plan utilize “single triggers.” As compared to “double triggers,” we believe that single triggers provide a more definitive outcome for our executives if a triggering event does occur and are more likely to prevent an executive from becoming entangled in various interpretive issues concerning the applicability of a second or double trigger to any particular triggering event. For these reasons, coupled with the fact that none of our executives have deferred compensation arrangements or employment or other post-termination compensation agreements with Parallel, we believe the use of single triggers is not inconsistent with the best interests of Parallel or our stockholders.
     Stock Ownership/Retention Guidelines
     We do not have formal written guidelines or policy statements requiring specified levels of stock ownership or “holding” practices. However, our non-employee Director Compensation is currently structured such that a significant portion of total annual compensation is paid in the form of shares of common stock of the Company. Under our policy covering insider trading procedures, our executives, their spouses and other immediate family members sharing the executive’s household are prohibited from selling any securities of Parallel that are not owned at the time of the sale, a “short sale.” Also, no such person may buy or sell puts, calls or exchange-traded options in Parallel’s securities. These transactions are speculative in nature and may involve a “bet against the company” which we believe is inappropriate for our insiders.
     Summary and Outlook
     During our review of 2007 compensation, we determined that the compensation paid to our executives was below that of the peer group selected by the Committee and the Committee took steps at that time to move the total compensation of our executives to amounts approximating the median levels of the Company’s peer group. In 2008, the Committee continued its emphasis on the maintenance of total executive compensation at median levels of the peer group and the actions taken by the Committee are reflective of that emphasis. The modest increase in our executives’ base salaries in December 2008 was based mostly on the Committee’s conclusion that our executives’

salaries were at or near the median percentile range of the salaries of executives of our peer companies. In addition to performance at the Company level, the Committee also compared the individual efforts, talents and performance of Parallel’s executives with individuals performing similar functions for the peer companies, some of whom are known by one or more members of the Committee. The Committee’s decisions regarding 2008 compensation were heavily influenced by the input and advice received from Mercer and by the ongoing financial crisis and the individual efforts of each of our executives throughout 2008, both before and after the onslaught of the current financial crisis. Going forward, the Committee’s compensation decisions and actions may be more challenging than ever. However, at the present time, the Committee is not recommending any changes to any of the compensation components that have been paid to the Company’s executive officers. All of the stock options we awarded to our executives in June 2008 are now “underwater”, and the Committee intends to monitor market conditions going forward and make such changes and recommendations, if any, as the Committee may deem warranted, but only after further examining current industry compensation practices and trends, the Company’s financial condition and operating performance, and additional input and information from Mercer, and then only after weighing any potential compensation changes against the interests of the stockholders, the Company and its employees.
     Limit on Deductibility of Certain Compensation
     Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over $1 million per year were not a factor in our considerations or recommendations for our 2008 compensation review. Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to our executives. Excluded from the limitation is compensation that is “performance based.” Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit. For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The stock option plans and 2008 Long-Term Incentive Plan that our executives are eligible to participate in are designed to be performance-based compensation. Bonus payments to our executives under the Company’s AIP are not performance-based and will not be excluded from the limitation of Section 162(m). Although the Compensation Committee will take the requirements of Section 162(m) into account if the executives’ compensation increases in the future, the Committee intends to retain the necessary discretion to compensate executives in a manner consistent with overall compensation goals and strategies, and there may be circumstances when it is appropriate to pay compensation to our executives that does not qualify as “performance-based compensation” and thus is not deductible by us for federal income tax purposes.
     The impact of Section 409A of the Internal Revenue Code is taken into account, and Parallel’s executive plans are, in general, designed to comply with the requirement of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.
     Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Proxy Statement for this year’s Annual Meeting of Stockholders.
Members of the Compensation Committee
Edward A. Nash (Chairman)
Martin B. Oring
Ray M. Poage
Jeffrey G. Shrader

Summary of Annual Compensation
     The table below shows a summary of the types and amounts of compensation paid to (i) Larry C. Oldham, our President and Chief Executive Officer, (ii) Steven D. Foster, our Chief Financial Officer, and (iii) to our three other executive officers for the three years ended December 31, 2008.
Summary Compensation Table

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred	All
						Plan	Com-	Other
				Stock	Option	Com-	pensation	Compen-
Name and		Salary	Bonus	Awards	Awards(1)	pensation	Earnings	sation(2)		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
L. C. Oldham	2008	$350,000	$0	0	$253,541	$149,940	0	$61,290	(3)	$814,771
President, Chief Executive	2007	$330,000	$200,000	0	$12,303	0	0	$59,415	(3)	$601,718
Officer and Director	2006	$300,000	$185,000	0	$16,683	0	0	$51,090	(3)	$552,773

D. E. Tiffin	2008	$300,000	$0	0	$244,925	$119,340	0	$50,165	(4)	$714,430
Chief Operating Officer	2007	$275,000	$175,000	0	0	0	0	$47,730	(4)	$497,730
	2006	$250,000	$147,500	0	0	0	0	$43,247	(4)	$440,747

S. D. Foster	2008	$230,000	$0	0	$122,461	$76,500	0	$49,551	(5)	$478,512
Chief Financial Officer	2007	$190,000	$70,000	0	0	0	0	$44,493	(5)	$304,493
	2006	$175,000	$60,000	0	0	0	0	$45,547	(5)	$280,547

E. A. Bayley	2008	$190,000	$0	0	$84,193	$58,140	0	$52,688	(6)	$385,021
Vice President	2007	$175,000	$70,000	0	0	0	0	$41,640	(6)	$286,640
of Corporate Engineering	2006	$160,000	$60,000	0	0	0	0	$39,321	(6)	$259,321

J. S. Rutherford	2008	$190,000	$0	0	$84,193	$58,140	0	$43,273	(7)	$375,606
Vice President	2007	$175,000	$70,000	0	0	0	0	$39,560	(7)	$284,560
of Land and Administration	2006	$160,000	$60,000	0	0	0	0	$38,174	(7)	$258,174

(1)	Option awards represent the dollar amount of compensation expense we recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, attributable to stock option awards granted in 2008 and prior years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock option awards are valued as of the grant dates using the Black-Scholes option pricing model. Additional detail regarding the Company’s share-based awards is included in Note 13 of Notes to audited consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The stock options and non-equity incentive plan compensation awarded to the named executive officers in 2008 are reflected below under “2008 Grants of Plan-Based Awards.” For additional information on stock options and non-equity incentive plan compensation awarded to the named executive officers in 2008 and prior years that were outstanding as of December 31, 2008, see below under “Outstanding Equity Awards at 2008 Fiscal Year-End”.

(2)	Included in this column is (a) all other compensation received by the named executive officer but not reported under any other column of this table, and (b) the incremental cost of all perquisites and personal benefits for each named executive officer, in each case as identified in the following table:

		Mr.	Mr.	Mr.	Mr.	Mr.
		Oldham	Tiffin	Rutherford	Foster	Bayley
Personal use of club memberships(a)	2008	$0	$0	$3,324	$4,144	$7,565
	2007	$0	$0	$1,547	$1,670	$2,085
	2006	$0	$0	$3,376	$3,652	$0

Personal use of company car(b)	2008	$4,123	$0	$5,516	$0	$12,745
	2007	$4,625	$0	$5,644	$0	$10,291
	2006	$1,723	$0	$1,179	$0	$8,401

		Mr.		Mr.	Mr.		Mr.	Mr.
		Oldham		Tiffin	Rutherford		Foster	Bayley
Car Allowance	2008	$0		$8,400	$0		$8,400	$0
	2007	$0		$8,050	$0		$8,050	$0
	2006	$0		$6,000	$0		$6,000	$0

Personal use of office space(c)	2008	$1,814		$0	$0		$0	$0
	2007	$1,809		$0	$0		$0	$0
	2006	$2,366		$0	$0		$0	$0

CEO life insurance(d)	2008	$4,333		$0	$0		$0	$0
	2007	$4,063		$0	$0		$0	$0
	2006	$3,793		$0	$0		$0	$0

Personal use of charter aircraft	2008	$0	(e)	$0	$0		$0	$0
	2007	$0	(e)	$0	$0	(e)	$0	$0
	2006	$0	(e)	$0 (e)	$0	(e)	$0	$0

Tax “gross up”(f)	2008	$0		$0	$0		$0	$0
	2007	$0		$0	$0		$0	$0
	2006	$3,629		$1,687	$3,697		$3,559	$3,836

Other(g)	2008	$7,016		$0	$1,339		$0	$2,137
	2007	$5,935		$0	$0		$0	$0

(a)	The value of personal use of club memberships represents that portion of annual club dues determined by multiplying the total annual club dues by a fraction equal to expenses for personal use divided by total business and personal expenses. All employees pay or reimburse us for their personal expenses.

(b)	Personal use of a company car is based on the sum of the fair lease value of the car, maintenance expense and gas expense, multiplied by a fraction, the numerator of which is the number of miles driven for personal use and the denominator of which is the total number of miles driven.

(c)	Includes personal use of office space by Mr. Oldham’s wife for charitable, civic and personal activities. The value has been determined by multiplying the number of square feet in the office by the cost per square foot paid by Parallel under its lease agreement covering its executive offices, and as adjusted for a proportionate share of common area maintenance expenses.

(d)	We provide a $100,000 whole life insurance policy for Mr. Oldham and pay the premiums for maintaining the policy in force.

(e)	From time to time, the executive’s spouse will accompany the executive on business trips when there is an unoccupied seat on the aircraft. However, there is no aggregate incremental cost to us since the expenses we incur do not vary as a result of the spouse’s travel on the aircraft and the aircraft travels only to and from the executive’s business destination.

(f)	The tax “gross up” payments for each named executive officer were made in connection with cash bonuses in the amount of $10,000 that were awarded to each named executive officer on December 6, 2006.

(g)	Includes $6,113 for the cost of commercial airfare for Mr. Oldham’s spouse when she accompanied him on business trips and $325 for the cost of commercial airfare for each of Mr. Rutherford’s spouse and Mr. Bayley’s spouse when they accompanied the executives on business trips. Also includes the incremental costs incurred by the Company for entertainment costs of the executives’ spouses, as follows — $903 for Mr. Oldham; $1,812 for Mr. Bayley and $1,014 for Mr. Rutherford.
(3)	For 2008, such amount includes Parallel’s contribution in the amount of $21,000 to Mr. Oldham’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,004 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $17,286 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Oldham as described in footnote 2. For 2007, such amount includes Parallel’s contribution in the amount of $19,800 to Mr. Oldham’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,183 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $16,432 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Oldham as described in footnote 2. For 2006, such amount includes Parallel’s 2006 contribution in the amount of $18,000 to Mr. Oldham’s individual retirement account maintained under

Parallel’s 401(k) plan; insurance premiums in the amount of $21,579 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $11,511 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Oldham as described in footnote 2.

(4)	For 2008, such amount includes Parallel’s contribution in the amount of $18,000 to Mr. Tiffin’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,765 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $8,400 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Tiffin as described in footnote 2. For 2007, such amount includes Parallel’s contribution in the amount of $16,500 to Mr. Tiffin’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,180 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $8,050 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Tiffin as described in footnote 2. For 2006, such amount includes Parallel’s 2006 contribution in the amount of $15,000 to Mr. Tiffin’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $20,560 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $7,687 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Tiffin as described in footnote 2.
(5)	For 2008, such amount includes Parallel’s contribution in the amount of $13,800 to Mr. Foster’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,207 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $12,544 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Foster as described in footnote 2. For 2007, such amount includes Parallel’s contribution in the amount of $11,400 to Mr. Foster’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $23,373 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $9,720 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Foster as described in footnote 2. For 2006, such amount includes Parallel’s 2006 contribution in the amount of $10,500 to Mr. Foster’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $21,836 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $13,211 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Foster as described in footnote 2.
(6)	For 2008, such amount includes Parallel’s contribution in the amount of $11,400 to Mr. Bayley’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $18,841 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $22,447 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Bayley as described in footnote 2. For 2007, such amount includes Parallel’s contribution in the amount of $10,500 to Mr. Bayley’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $18,764 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $12,376 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Bayley as described in footnote 2. For 2006, such amount includes Parallel’s 2006 contribution in the amount of $9,600 to Mr. Bayley’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $17,484 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $12,237 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Bayley as described in footnote 2.
(7)	For 2008, such amount includes Parallel’s contribution in the amount of $11,400 to Mr. Rutherford’s individual retirement account maintained under Parallel’s 401(k) plan; insurance premiums in the amount of $21,694 for nondiscriminatory group life, medical, disability, long-term care and dental insurance; and $10,179 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Rutherford as described in footnote 2. For 2007, such amount includes Parallel’s contribution in the amount of $10,500 to Mr. Rutherford’s individual retirement account maintained under the 401(k) plan; insurance premiums in the amount of $21,869 for nondiscriminatory group life, medical, disability and dental insurance; and $7,191 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Rutherford as described in footnote 2. For 2006, such amount includes Parallel’s 2006 contribution in the amount of $9,600 to Mr. Rutherford’s individual retirement account maintained under the 401(k) plan; insurance premiums in the amount of $20,322 for nondiscriminatory group life, medical, disability and dental insurance; and $8,252 representing the total value of all other compensation and perquisites and personal benefits provided to Mr. Rutherford as described in footnote 2.

Grants of Plan-Based Awards
     The following table sets forth information about grants of stock options to each named executive officer during 2008, and information regarding the estimated range of possible payouts of non-equity incentive plan awards to the executive officers based on company performance for 2008.
2008 Grants of Plan-Based Awards

					All Other
					Option
					Awards:	Exercise	Grant Date
					Number of	or	Fair Value of
		Estimated Future Payouts Under			Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Options(2)	Awards	Awards(3)
Name	Date	($)	($)	($)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Larry C. Oldham	06-12-08	$9,188	$245,000	$539,000	80,000	$20.91	$845,600

Donald E. Tiffin	06-12-08	$7,313	$195,000	$429,000	80,000	$20.91	$845,600

Steven D. Foster	06-12-08	$4,688	$125,000	$275,000	40,000	$20.91	$422,800

Eric A. Bayley	06-12-08	$3,563	$95,000	$209,000	27,500	$20.91	$290,675

John S. Rutherford	06-12-08	$3,563	$95,000	$209,000	27,500	$20.91	$290,675

(1)	The amounts in columns (c), (d) and (e) represent the potential threshold, target and maximum payment levels for 2008 performance under our performance-based cash bonus Annual Incentive Plan, a non-equity incentive plan which we refer to as our “AIP”. These amounts are based upon percentages of each executive’s 2008 base salary and based upon Company and individual performance, as described below under “- Annual Incentive Plan”. The actual amounts of non-equity incentive plan awards for 2008 performance (paid on or about April 3, 2009) are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for each executive officer. The payouts shown in the “Threshold” column indicate the minimum amount payable (other than zero), representing a ranking of 14 out of the group of 19 companies that includes the Company and its peer group. If performance is below the threshold performance (i.e., a ranking of 15 or lower out of the applicable group of 19 companies), no cash bonuses are paid. The payouts shown in the “Target” column represent target award amounts established by the Compensation Committee, based upon a pre-determined percentage of each executive’s 2008 base salary, as follows: for Mr. Oldham — 70%; Mr. Tiffin — 65%; Mr. Foster — 50%; Mr. Bayley — 50%; and Mr. Rutherford — 50%. The “Target” column assumes that the Company’s performance results in a ranking of 9 out of the group of 19 companies that includes the Company and its peer group. The payouts shown in the “Maximum” column reflect the highest potential payout under the AIP if the Company achieves the number one ranking within the 19 company group. The Compensation Committee maintains discretion, but is not required, to make an individual adjustment to each executive officer’s bonus amount by increasing or decreasing the total bonus amount by ten percent. Column (e) assumes that each named executive officer’s maximum possible payout amount has been increased ten percent under this discretionary authority retained by the Compensation Committee.

(2)	The amounts reported in this column (j) are the number of shares of common stock underlying stock options granted to each named executive officer in 2008.

(3)	These amounts represent the grant date fair value of the stock options recognized for financial statement reporting purposes, in accordance with FAS 123R.
     The material terms of the stock options and performance-based cash bonuses included in the foregoing table are described below.
Stock Option Awards
     Our 2008 Long-Term Incentive Plan provides for granting of nonqualified and incentive stock options, restricted stock grants, performance awards and other awards to selected officers, employees, consultants and nonemployee Directors. The 2008 grants of nonqualified stock options to our executives, included in column (j) of the above table, were made under this plan, which was approved by our stockholders at the 2008 annual meeting of stockholders. The exercise price of the options is the grant date closing market price of our common stock on the Nasdaq Global Market. All of the options are for a term of ten years and vest in four equal annual installments beginning on June 12, 2009. The exercise price of an option may be paid in cash, in shares of our common stock or a combination of both. No awards under the plan may be repriced or exchanged for awards with lower exercise prices because of a drop in market prices since grant, unless such repricings or exchanges are approved by our stockholders.
Annual Incentive Plan
     Our annual incentive plan, or “AIP”, provides for the payment of cash bonuses to our executives based on achieving certain performance measures. The objective of the AIP is to provide the recipients with additional incentives to achieve growth in the areas of specified performance measures. The performance measures and their associated weights are as follows:

Percentage
Performance Measure	Weight
Net Cash Provided by Operating Activities, as adjusted for changes in assets and liabilities	30%

Production Growth	20%

Proved Developed Reserve Bookings	20%

Finding and Development Costs	15%

Lease Operating Expense	15%

100%
     Under the AIP, an executive will be eligible to receive a cash bonus equivalent to a pre-determined percentage of base salary that is based on a formula consisting of the following parts:
•	the pre-determined performance measures and related percentage weights described above;

•	pre-determined target payout awards for each executive officer, expressed as a percentage of each executive’s base salary;

•	a comparative ranking of our performance measure results within our peer group; and

•	a discretionary factor of 10% that may be applied by the Compensation Committee.
     As further described under “Executive Compensation — Compensation Discussion and Analysis - Cash Bonuses” beginning on page 25, the annual cash bonuses for each executive officer will vary depending on where Parallel’s performance falls within a ranking of our peer group, with potential payments ranging from 0% to 200% of pre-determined individual target payout awards for each executive. We compare and rank our percentage changes in each performance measure to the percentage changes for the same performance measures experienced by each company in our peer group.
     Our eighteen company peer group includes Bill Barrett Corporation, Rosetta Resources, Inc., Petroleum Development Corporation, Concho Resources Inc., PetroQuest Energy, Inc., Venoco, Inc., Delta Petroleum Corporation, Edge Petroleum Corporation, Carrizo Oil & Gas, Inc., Legacy Reserves LP, Goodrich Petroleum Corporation, Gulfport Energy Corporation, Arena Resources, Inc., TXCO Resources Inc., GMX Resources Inc., Warren Resources, Inc., Rex Energy Corporation and Abraxas Petroleum Corporation.
     Individual target payout awards for each executive officer, as a percent of base salary, are established by the Compensation Committee. The 2008 target payout awards for each executive, expressed as a percentage of their respective 2008 base salary, are set forth in column (b) of the table below. Based on 2008 base salaries, the individual target award amounts for cash bonuses to each executive officer for the performance period ending December 31, 2008 are as follows:

		Target Payout
	2008	Award as of	Target
	Base	Percent of	Award
	Salary	Base Salary	Amount
	(a)	(b)	(c)
Larry C. Oldham	$350,000	70%	$245,000

Donald E. Tiffin	$300,000	65%	$195,000

Steven D. Foster	$250,000	50%	$125,000

John S. Rutherford	$190,000	50%	$95,000

Eric A. Bayley	$190,000	50%	$95,000
     The Compensation Committee maintains discretion, but is not required, to make an individual adjustment to each executive officer’s cash bonus by increasing or decreasing the total bonus amount by ten percent.
     The table below sets forth a hypothetical illustration of the calculation of an executive’s annual incentive cash bonus ($338,713) at the end of a performance period. The table assumes that the executive’s base salary is $350,000; that the executive’s target payout award as a percent of base salary was established by the Compensation Committee at 70%; that the target award amount is $245,000 ($350,000 times 70%); and that each performance measure had a relative performance ranking within our peer group as set forth in column (c) of the table.

			Relative		Award as
			Performance	Performance	Percent (%)	Bonus
	Percentage	Target	(or ranking within	vs.	of	Award
	Weight	Award(1)	our group)	Target	Target(2)	Received (3)
Performance Measure	(a)	(b)	(c)	(d)	(e)	(f)
Net Cash Provided by Operating Activities, as adjusted for changes in assets and liabilities	30%	$73,500	7th	130%	39.00%	$95,550

Production Growth	20%	$49,000	5th	160%	32.00%	78,400

Proved Developed Reserve Bookings	20%	$49,000	2nd	190%	38.00%	93,100

Finding and Development Costs	15%	$36,750	6th	145%	21.75%	53,288

Lease Operating Expense	15%	$36,750	13th	50%	7.50%	18,375

Total Cash Bonus	100%	$245,000	—	—	138.25%	$338,713	(4)

(1)	Column (a) times the target award of $245,000.

(2)	Column (a) times Column (d).

(3)	Column (e) times target award of $245,000.

(4)	The Compensation Committee maintains discretion, but is not required, to make an individual adjustment to each executive officer’s bonus amount by increasing or decreasing the total bonus amount by ten percent (10.0%).

Outstanding Equity Awards at 2008 Fiscal Year-End
     In 2008, we granted our executive officers stock options to purchase a total of 255,000 shares of common stock. Summary descriptions of our stock option plans are included in this Proxy Statement, beginning on page 45, so you can review the significant features of the stock options we have granted.
     In the table below, we show certain information about the outstanding equity awards held by the named executive officers at December 31, 2008. The table includes information about the stock options granted to our executives in 2008 and in prior years.
Outstanding Equity Awards at 2008 Fiscal Year-End

	Options Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive					Number	Payout
			Plan				Market	of	Value of
	Number	Number	Awards:			Number	Value	Unearned	Unearned
	of	of	Number			of Shares	of Shares	Shares,	Shares,
	Securities	Securities	of			or	or Units	Units or	Units or
	Underlying	Underlying	Securities			Units or	of	Other	Other
	Unexer-	Unexer-	Underlying			Stock	Stock	Rights	Rights
	cised	cised	Unexer-			That	That	That	That
	Options	Options	cised	Option		Have	Have	Have	Have
	(#)	(#)	Unearned	Exercise	Option	Not	Not	Not	Not
	Exer-	Unexer-	Options(1)	Price(2)	Expiration	Vested	Vested	Vested	Vested
Name	cisable	cisable	(#)	($)	Date(3)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
L.C. Oldham	15,000 (4)	22,500 (4)	0	$4.97	06-20-11	0	0	0	0
	0	80,000 (5)	0	$20.91	06-12-18

D.E. Tiffin	0	80,000 (5)	0	$20.91	06-12-18	0	0	0	0

S.D. Foster	0	40,000 (5)	0	$20.91	06-12-18	0	0	0	0

E.A. Bayley	50,000 (6)	0	0	$4.97	06-20-11	0	0	0	0
	0	27,500 (5)	0	$20.91	06-12-18

J.S. Rutherford	44,000 (6)	0	0	$4.97	06-20-11	0	0	0	0
	0	27,500 (5)	0	$20.91	06-12-18

(1)	We have no option awards with performance vesting conditions.

(2)	The option exercise price represents the closing market price of our common stock on the grant date of the option.

(3)	All stock options were granted with a term of ten years.

(4)	This option was granted to Mr. Oldham on June 20, 2001 under our 1998 Stock Option Plan. The option is exercisable in increments of 7,500 shares on the first day of January of each year.

(5)	This option was granted to the named executive officer on June 12, 2008 and is exercisable in four equal annual installments, beginning June 12, 2009. The option was granted under our 2008 Long-Term Incentive Plan.

(6)	This option was granted to the named executive officer on June 20, 2001 under our 2001 Employee Stock Option Plan. The option vested in equal installments on June 20, 2002 and June 20, 2003.

Option Exercises and Stock Vested in 2008
     In the table below, we show certain information about the number of shares of common stock acquired upon exercise of stock options by each of the named executive officers in 2008 and the value realized on exercise of the stock options. We have not issued any stock awards to the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Larry C. Oldham	0	0	0	0

Donald E. Tiffin	0	0	0	0

Eric A. Bayley	25,000	$376,250 (1)	0	0

John S. Rutherford	0	0	0	0

Steven D. Foster	0	0	0	0

(1)	The value realized on exercise is equal to the closing market price of our common stock on the date of exercise, less the exercise price of the stock option exercised, multiplied by the number of shares acquired on exercise. The closing price of our common stock on the date of exercise (February 28, 2008) was $18.65 per share, and the exercise price of Mr. Bayley’s option was $3.60 per share.
Potential Payments Upon Change of Control
     General
     Our stock option plans, Incentive and Retention Plan and 2008 Long-Term Incentive Plan are the only plans or arrangements that we have in place that contain “change of control” provisions under which our executive officers could potentially receive accelerated benefits. We do not have employment or severance agreements with our executive officers and the change of control provisions described below are not related to termination of employment, whether “for cause” or “not for cause”.
     Stock Option Plans
     Our outstanding stock options and stock option plans contain certain change of control provisions which are applicable to our outstanding stock options, including the options held by our officers and Directors. Generally, for purposes of our options, a change of control occurs if:
•	we are not the surviving entity in a merger or consolidation (or survive only as a subsidiary of another entity);

•	we sell, lease or exchange all or substantially all of our assets;

•	we dissolve and liquidate;

•	any person or group acquires beneficial ownership of more than 50% of our common stock; or

•	in connection with a contested election of Directors, the persons who were Directors of Parallel before the election cease to constitute a majority of the Board of Directors.
     Under our 1992 Stock Option Plan and 2001 Employee Stock Option Plan, if a change of control occurs, the Compensation Committee of the Board of Directors can:

•	accelerate the time at which options may be exercised;

•	require optionees to surrender some or all of their options and pay to each optionee the change of control value;

•	make adjustments to the options to reflect the change of control; or

•	permit the holder of the option to purchase, instead of the shares of common stock as to which the option is then exercisable, the number and class of shares of stock or other securities or property which the optionee would acquire under the terms of the merger, consolidation or sale of assets and dissolution if, immediately before the merger, consolidation or sale of assets or dissolution, the optionee had been the holder of record of the shares of common stock as to which the option is then exercisable.
     The change of control value is an amount equal to, whichever is applicable:
•	the per share price offered to our stockholders in a merger, consolidation, sale of assets or dissolution transaction;

•	the price per share offered to our stockholders in a tender offer or exchange offer where a change of control takes place; or

•	if a change of control occurs other than from a tender or exchange offer, the fair market value per share of the shares into which the options being surrendered are exercisable, as determined by the Committee.
     In the case of our 1997 Nonemployee Directors Stock Option Plan, 1998 Stock Option Plan and 2001 Nonemployee Director Stock Option Plan, upon the occurrence of a change of control, any outstanding options under these plans become fully exercisable and upon exercise of the option, the option holder will be entitled to purchase, instead of the numbers of shares of stock for which the option is then exercisable, the number and class of shares of stock or other securities or property to which the option holder would have been entitled under the terms of the change of control if, immediately before the change of control, the option holder had been the holder of record of the number of shares of stock for which the option is then exercisable.
     2008 Long-Term Incentive Plan
     Under the 2008 Long-Term Incentive Plan, or the “LTIP”, if Parallel is the surviving or resulting corporation in any merger, consolidation or share exchange, any incentive granted under the LTIP pertains and applies to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of common stock subject to the incentive would have been entitled. In a merger, consolidation or share exchange in which Parallel is not the surviving or resulting corporation, there will be substituted for each share of common stock subject to the unexercised portions of outstanding incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of Parallel in respect to each share of common stock held by them, such outstanding incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms. However, in certain circumstances all incentives granted under the LTIP may be canceled by Parallel, in its sole discretion, as of the effective date of any change in control. In case Parallel, at any time while any incentive under the LTIP is in force and remains unexpired, (i) sells all or substantially all of its property, or (ii) dissolves, liquidates, or winds up its affairs, then each participant under the LTIP will be entitled to receive, in lieu of each share of common stock of Parallel which such participant would have been entitled to receive under the incentive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of common stock of Parallel. Generally, and subject to some exceptions, the term “change in control” as used in the LTIP means any of the following:

•	any person acquires ownership of stock of Parallel that constitutes more than 50% of the total fair market value or total voting power of Parallel’s stock;

•	during any 12-month period, a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; or

•	there is consummated a merger or consolidation of Parallel or any direct or indirect subsidiary of Parallel with any other corporation, except if:
(i)	the merger or consolidation would result in the voting stock of Parallel outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof) more than 70% of the total voting power of the stock of Parallel or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(ii)	the merger or consolidation is effected to implement a recapitalization of Parallel in which no person is or becomes the beneficial owner, directly or indirectly, during the 12-month period ending on the date of the most recent acquisition by such person or group, of stock of Parallel representing 30% or more of the total voting power of Parallel’s then outstanding stock; or
•	any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets of Parallel that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of Parallel’s assets immediately before such acquisition or acquisitions.
     The Committee, in its sole discretion, may determine that an incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the LTIP. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of an incentive may be vested.
     For information about the amounts potentially realizable by our executives upon accelerated vesting of stock options held by them, please read the table on page 31 of this Proxy Statement.
     Incentive and Retention Plan
     On September 22, 2004, the Compensation Committee of the Board of Directors approved and adopted the Incentive and Retention Plan for our officers and employees. On September 24, 2004, the Board of Directors adopted the plan upon recommendation by the Compensation Committee.
     All members of Parallel’s “executive group” are participants in the plan. For purposes of the plan, the “executive group” includes Messrs. Oldham, Tiffin, Foster, Rutherford and Bayley and any other officer employee of Parallel selected by the Compensation Committee in its sole discretion. In addition, the Committee may designate other non-officer employees of Parallel and consultants to Parallel as participants in the plan who will also be eligible to participate in the plan.
     The purpose of the plan is to advance the interests of Parallel and its stockholders by providing officers, employees and consultants with cash bonus payments which are linked to either a corporate transaction or a change of control. The plan recognizes the possibility of a proposed or threatened transaction and the need to be able to rely upon officers and employees continuing their employment, and that Parallel be able to receive and rely upon their advice as to the best interests of Parallel and its stockholders without concern that they might be distracted by the personal uncertainties and risks created by any such transaction.
     Generally, the plan provides for:

•	a one-time bonus payment to plan participants upon the occurrence of a “corporate transaction”; or

•	a one-time bonus payment upon a “change of control” of Parallel.
     As defined in the plan, a corporate transaction means:
•	an acquisition of us by way of purchase, merger, consolidation, reorganization or other business combination, whether by way of tender offer or negotiated transaction, as a result of which our outstanding securities are exchanged or converted into cash, property and/or securities not issued by us;

•	a sale, lease, exchange or other disposition by us of all or substantially all of our assets;

•	our stockholders approve a plan or proposal for our liquidation or dissolution; or

•	any combination of any of the foregoing.
     A change of control is generally defined as:
•	the acquisition of beneficial ownership of 60% or more of the voting power of Parallel’s outstanding voting securities by any person or group of persons; or

•	a change in the composition of the Board of Directors of Parallel such that the individuals who, at the effective date of the plan, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.
     On August 23, 2005, the Compensation Committee of the Board of Directors of Parallel approved and adopted amendments to the Incentive and Retention Plan, and on that same date, the Board of Directors approved the amendments upon recommendation by the Compensation Committee. Generally, the plan was amended to provide for 400,000 “additional base shares” with an associated “additional base price” of $8.62 per share. The plan was further amended on February 27, 2007 to expand the class of eligible participants to include consultants to Parallel.
     The amount of payments that may be made under the plan depends on future prices of Parallel’s common stock, which is undeterminable until a triggering event occurs. Based on the closing price of our common stock on December 31, 2008, no payments would have been made under this plan. For additional information about the amounts potentially payable under the plan upon the occurrence of a corporate transaction or a change of control, please read “Executive Compensation — Compensation Discussion and Analysis — Change of Control Arrangements — Incentive and Retention Plan”, on pages 31 and 32.
     If a corporate transaction or change of control occurs, the Compensation Committee will allocate for payment to each member of the executive group such portion of the total payment as the Compensation Committee determines in its sole discretion. After making these allocations, if any part of the total bonus payment amount remains unallocated, the Compensation Committee may allocate any remaining portion of the bonus payment among all other participants in the plan. After all allocations of the total bonus payment have been made, each participant’s proportionate share of the bonus payment will be paid in a cash lump sum.
     There is no certainty with respect to whether or when payments under this plan might be triggered, or the amount of any potential payment to any member of the executive group or other participants if a triggering event did occur.
     Our ultimate liability under the plan is not readily determinable because of the inability to predict the occurrence of a corporate transaction or change of control, or our stock price on the future date of any such corporate transaction or change of control. No liability will be recorded until such time as a corporate transaction or change of control becomes probable and the amount of the liability becomes determinable. The occurrence of a change of control or a corporate transaction could have a negative impact on our financial condition and results of operations, depending upon the price of our common stock at the time of a change of control or corporate transaction.

     The plan is entirely unfunded and the plan makes no provision for segregating any of our assets for payment of any amounts under the plan.
     A participant’s rights under the plan are not transferable.
     The plan is administrated by the Compensation Committee of the Board of Directors and has the power, in its sole discretion, to take such actions as may be necessary to carry out the provisions and purposes of the plan, including the power to:
•	designate the officers and employees of, and consultants to, Parallel and its subsidiaries who participate in the plan, in addition to the “executive group”;

•	maintain records and data necessary for proper administration of the plan;

•	adopt rules of procedure and regulations necessary for the proper and efficient administration of the plan;

•	enforce the terms of the plan and the rules and regulations it adopts;

•	employ agents, attorneys, accountants or other persons; and

•	perform any other acts necessary or appropriate for the proper management and administration of the plan.
     The plan automatically terminates and expires on the date participants receive a bonus payment.
Stock Option Plans
     1992 Stock Option Plan. In May 1992, our stockholders approved and adopted the 1992 Stock Option Plan. The 1992 Plan expired by its own terms on March 1, 2002, but remained in effect, only for purposes of outstanding options, until September 2, 2008 when the only remaining stock option outstanding under this plan was exercised. Consequently, the 1992 Plan expired in all respects in accordance with its terms and no options are outstanding or available for grant under the 1992 Plan.
     Prior to its expiration, the 1992 Plan provided for granting to key employees, including officers and Directors who were also key employees of Parallel, and Directors who were not employees, options to purchase up to an aggregate of 750,000 shares of common stock. Options granted under the 1992 Plan to employees were either incentive stock options or options which did not constitute incentive stock options. Options granted to non-employee Directors were not incentive stock options.
     The 1992 Plan was administered by the Board’s Compensation Committee, none of whom were eligible to participate in the 1992 Plan, except to receive a one-time option to purchase 25,000 shares at the time he or she became a Director. The Compensation Committee selected the employees who were granted options and established the number of shares issuable under each option and other terms and conditions approved by the Compensation Committee. The purchase price of common stock issued under each option was the fair market value of the common stock at the time of grant.
     The 1992 Plan provided for the granting of an option to purchase 25,000 shares of common stock to each individual who was a non-employee Director of Parallel on March 1, 1992 and to each individual who became a nonemployee Director following March 1, 1992. Members of the Compensation Committee were not eligible to participate in the 1992 Plan other than to receive a nonqualified stock option to purchase 25,000 shares of common stock as described above.
     1998 Stock Option Plan. In June 1998, our stockholders adopted the 1998 Stock Option Plan. The 1998 Plan provides for the granting of options to purchase up to 850,000 shares of common stock. Stock options granted under the 1998 Plan may be either incentive stock options or stock options which do not constitute incentive stock options.

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1998 Plan. Only employees are eligible to receive options under the 1998 Plan and the Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution and are not exercisable after ten years from the date of grant.
     Under terms of the 1998 Plan, options could not be granted after March 11, 2008, and at December 31, 2008, there were no shares of common stock available for future option grants under the 1998 Plan.
     At April 8, 2009, options to purchase a total of 42,500 shares of common stock were outstanding under this plan with exercise prices ranging from $2.18 to $4.97 per share.
     2001 Employee Stock Option Plan. In June 2001, our Board of Directors adopted the 2001 Employee Stock Option Plan. This plan authorized the grant of options to purchase up to 200,000 shares of common stock, or less than 1.00% of the total number of shares of common stock outstanding at the time the plan was adopted. Directors and officers are not eligible to receive options under this plan. Only employees are eligible to receive options. Stock options granted under this plan are not incentive stock options.
     This plan was implemented without stockholder approval.
     The 2001 Employee Stock Option Plan is administrated by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees who are granted options and establishes the number of shares issuable under each option.
     Options granted to employees contain terms and conditions that are approved by the Compensation Committee. The Compensation Committee is empowered and authorized, but is not required, to provide for the exercise of options by payment in cash or by delivering to Parallel shares of common stock having a fair market value equal to the purchase price, or any combination of cash and common stock. The purchase price of common stock issued under each option must not be less than the fair market value of the common stock at the time of grant. Options granted under this plan are not transferable other than by will or the laws of descent and distribution.
     The Employee Stock Option Plan will expire on June 20, 2011. However, at April 8, 2009, no shares of common stock were available for future option grants under this plan.
     At April 8, 2009, options to purchase 134,000 shares of common stock were outstanding under this plan at an exercise price of $4.97 per share.
2008 Long-Term Incentive Plan
     The 2008 Long-Term Incentive Plan, or the “LTIP”, was approved and adopted by our stockholders in May 2008. The LTIP provides for the granting of incentive stock options, nonqualified stock options, restricted stock, performance awards and other awards that will (i) increase the interest of key employees. Key consultants and outside directors in Parallel’s welfare, (ii) furnish an incentive to such persons to continue their services for Parallel and (iii) provide a means through which Parallel may attract able persons as employees, consultants and outside directors.
     The LTIP will remain in effect until May 28, 2018, unless sooner terminated by the Board of Directors. No award may be made under the LTIP after its expiration date. However, awards made prior thereto may extend beyond the expiration date.

     Committee’s Authority
     The LTIP is administered by the Compensation Committee of the Board of Directors. The Committee, in its discretion, has authority to (i) interpret the LTIP, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the LTIP, (iii) establish performance goals for awards under the LTIP and certify the extent of a participant’s achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the LTIP. The Committee may delegate to officers of Parallel the authority to perform specified functions under the LTIP. Any actions taken by any officers of Parallel pursuant to a written delegation of authority will be deemed to have been taken by the Committee. Any interpretation, determination or other action made or taken by the Committee will be final, binding and conclusive on all interested parties.
     Eligibility
     Any employee, consultant or outside director of Parallel whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of Parallel is eligible to participate in the LTIP; provided that only employees of Parallel are eligible to receive incentive stock options. Awards may be granted by the Committee at any time and from time to time as the Committee determines. Awards need not contain similar provisions. As of April 8, 2009, we had 46 employees and four outside directors who would be eligible under the LTIP.
     Number of Shares Available for Awards
     The maximum number of shares of common stock that may be delivered under the LTIP is 2,000,000 shares. If any dividend or other distribution (whether in the form of cash, common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust (i) the number of shares and type of common stock issuable and the price paid for such shares, and/or (ii) the amount paid for forfeited shares, if any. Shares to be issued may be made available from authorized but unissued common stock, common stock held by Parallel in its treasury, or common stock purchased by Parallel on the open market or otherwise.
     Grants of Awards
     The grant of an award must be authorized by the Committee and will be evidenced by an award agreement setting forth the award being granted, the total number of shares of common stock subject to the award(s), the option price (if applicable), the award period, the date of grant, and such other terms, provisions, limitations and performance objectives, as are approved by the Committee, but not inconsistent with the LTIP.
     Award Period
     The Committee may, in its discretion, provide that an incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the award agreement. Except as provided in the award agreement, an incentive may be exercised in whole or in part at any time during its term. The award period for an incentive will be reduced or terminated upon termination of service. No incentive granted under the LTIP may be exercised at any time after the end of its award period and no portion of any incentive may be exercised after the expiration of ten years from its date of grant.
     Reuse of Shares
     If any award under the LTIP is forfeited, expires or is canceled, in whole or in part, then the number of shares of common stock covered by the award or stock option so forfeited, expired or canceled may again be awarded under the LTIP. If previously acquired shares of common stock are delivered to Parallel in full or partial payment of the exercise price for the exercise of a stock option granted under the LTIP, the number of shares of common stock available for future awards under the LTIP will be reduced only by the net number of shares of common stock issued upon the exercise of the stock option. Previously acquired shares of common stock surrendered to Parallel for payment of applicable employment tax withholding or other tax payment due with respect to any award may again be awarded pursuant to the provisions of the LTIP. Awards that may be satisfied either by the issuance of shares of common stock or by cash or other consideration are counted against the maximum number of shares of common stock that may be issued under the LTIP only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares of common stock. Awards will not reduce the number of shares of common stock that may be issued, however, if the settlement of the award will not require the issuance of shares of common stock. Only shares forfeited back to Parallel, shares canceled on account of termination, expiration or lapse of an award, shares surrendered in payment of the exercise price of an option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option will again be available for grant of incentive stock options, but will not increase the maximum number of shares of common stock that may be delivered pursuant to incentive stock options.
     Stock Options
     The Compensation Committee may grant awards under the LTIP in the form of options to purchase shares of Parallel’s common stock. The Compensation Committee has the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise.
     The fair market value of shares of common stock subject to options is determined by the closing price as reported on the Nasdaq Global Market on the date the value is to be determined. The exercise price of an option may be paid in cash, in shares of Parallel’s common stock or a combination of both, and by any other form of valid consideration that is acceptable to the Committee in its sole discretion.
     Unless terminated earlier, the stock options granted under the Plan expire no more than ten years from the date of the grant.
     The option price for shares of common stock that may be purchased under a nonqualified stock option may be equal to or greater than the fair market value of the shares on the date of grant.
     Incentive stock options may only be granted to employees of Parallel. The option price for shares of common stock that may be purchased under an incentive stock option must be at least equal to the fair market value of the shares on the date of grant. If an incentive stock option is granted to an employee who owns or is deemed to own (by reason of certain attribution rules of the Internal Revenue Code) more than ten percent of the combined voting power of all classes of stock of Parallel (or any parent or subsidiary), the option price must be at least 110% of the fair market value of the common stock on the date of grant. The Committee may not grant incentive stock options under the LTIP to any employee that would permit the aggregate fair market value (determined on the date of grant) of the common stock with respect to which incentive stock options (under the Plan and any other plan of Parallel and its subsidiaries) are exercisable for the first time by such employee during any calendar year to exceed $100,000. To the extent any stock option granted under the LTIP that is designated as an incentive stock option exceeds this limit or otherwise fails to qualify as an incentive stock option, such stock option (or any such portion thereof) will be a nonqualified stock option.
     Restricted Stock Grants
     Shares of restricted stock awarded under the LTIP will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Compensation Committee deems appropriate, including restrictions on continued employment. The Compensation Committee may also restrict continued entitlement to the awarded shares of restricted stock to the attainment of specific performance targets it establishes that are based upon one or more of the following criteria described below under “— Performance Goals”.
     Each participant who is awarded or receives restricted stock will be issued a stock certificate or certificates evidencing such shares of common stock. Such certificate(s) will be registered in the name of the participant, and will bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock. During such period as may be determined by the Committee commencing on the date of grant or the date of exercise of an award, the participant will not be permitted to sell, transfer, pledge or assign shares of restricted stock. Unless otherwise provided in a particular award agreement, upon termination of service for any reason during the restriction period, the nonvested shares of restricted stock will be forfeited by the participant. The provisions of restricted stock need not be the same with respect to each participant.
     Performance Awards
     The Committee may grant performance awards to any participant upon such terms and conditions as are specified at the time of the grant and may include provisions establishing the performance period, the performance goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the LTIP, (ii) to the extent a performance award issued under the LTIP is subject to Section 409A of the Internal Revenue Code, in compliance with the applicable requirements of Section 409A and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that an award shall comply with the requirements of Section 162(m) of the Internal Revenue Code, in compliance with the applicable requirements of Section 162(m) and the regulations and other guidance issued thereunder. Each performance award will have its own terms and conditions. Performance awards may be valued by reference to the fair market value of a share of common stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of performance goals based upon the factors described below under “- Performance Goals” and/or remaining in the employ of Parallel for a specified period of time. Performance awards may be paid in cash, shares of common stock or other consideration, or any combination thereof. The extent to which any applicable performance objective has been achieved will be conclusively determined by the Committee.
     Other Awards
     The Committee may grant to any participant other forms of awards, based upon, payable in, or otherwise related to, in whole or in part, shares of common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the LTIP. The terms and conditions of such other form of award will be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.
     Performance Goals
     Awards of restricted stock, performance awards and other awards (whether relating to cash or shares of common stock) under the LTIP may be made subject to the attainment of performance goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Internal Revenue Code and consist of one or more or any combination of the following criteria: one or more measures of reserves of oil and natural gas; one or more components of the production of oil and natural gas; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of Parallel’s common stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of Parallel as a whole or any business unit of Parallel and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual, and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in Parallel’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria will be calculated in accordance with Parallel’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of Parallel’s Annual Report on Form 10-K and/or the Compensation Discussion and Analysis section of Parallel’s Annual Report or proxy statement. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a performance goal.
     No Repricing
     No awards under the LTIP may be repriced or exchanged for awards with lower exercise prices because of a drop in market prices since grant, unless such repricings or exchanges are approved by the stockholders of Parallel.
     Amendment and Discontinuance
     Subject to certain limitations, the Board may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the LTIP in whole or in part, except that no amendment for which stockholder approval is required (i) by any securities exchange or inter-dealer quotation system on which the common stock is listed or traded or (ii) in order for the LTIP and incentives awarded under the LTIP to comply with Sections 162(m), 421 and 422 of the Internal Revenue Code, shall be effective unless such amendment is approved by the requisite vote of the stockholders of Parallel entitled to vote thereon. Unless required by law, no action contemplated or permitted by the LTIP shall adversely affect any rights of participants or obligations of Parallel to participants with respect to any incentive previously granted under the LTIP without the consent of the affected participant.
     Termination of Service
     In case of a participant’s termination of service, the award period for all unvested awards will terminate or be reduced unless the Committee accelerates vesting of the award. Vested incentive stock options must be exercised within three months of termination except in the case of death, disability or retirement and will be exercisable for a period of one year following termination due to death or disability.
     At April 8, 2009, 1,627,352 shares of common stock were available for future awards under the LTIP.
     As of April 8, 2009, stock options to purchase a total of 355,000 shares of common stock were outstanding under the LTIP with exercise prices ranging from $20.91 to $21.31 per share, and stock awards for 17,648 shares had been granted.
401(k) Retirement Plan
     Effective January 1, 2005, we adopted a retirement plan qualifying under Section 401(k) of the Internal Revenue Code. This plan is designed to provide eligible employees with an opportunity to save for retirement on a tax-deferred basis. A third party acts as the plan’s administrator and is responsible for the day-to-day administration and operation of the plan. This plan is maintained on a yearly basis beginning on January 1 and ending on December 31 of each year.
     Each employee is eligible to participate in the plan as of the date of his or her employment. An employee may elect to have his or her compensation reduced by a specific percentage or dollar amount and have that amount contributed to the plan as a salary deferred contribution. A plan participant’s aggregate salary deferred contributions for a plan year may not exceed certain statutory dollar limits, which for 2008 was $15,500. In addition to the annual salary deferral limit, employees who reach age 50 or older during a calendar year can elect to take advantage of a catch-up salary deferral contribution which, for 2008, was $5,000. The amount deferred by a plan participant, and any earnings on that amount, are not subject to income tax until actually distributed to the participant.
     Each year, in addition to salary deferrals made by a participant, Parallel may contribute to the plan “safe harbor” contributions and discretionary contributions. Discretionary contributions, if made, will equal a uniform percentage of a participant’s salary deferrals. In 2008, we made a “safe harbor” profit sharing contribution of 3% and a discretionary contribution in an amount equal to 3% of each participant’s annual salary. Each participant will share in discretionary profit sharing contributions, if any, regardless of the amount of service completed by the participant during the applicable plan year.
     Each participant may direct the investment of his or her interest in the plan under established investment direction procedures setting forth the investment choices available to the participants. Each participant will be entitled to all of the participant’s account under the plan upon retirement after age 65. Each participant is at all times 100% vested in amounts attributed to the participant’s salary deferrals and to profit sharing contributions made by Parallel. The plan contains special provisions relating to disability and death benefits.
     Participants may borrow from their respective plan accounts, subject to the plan administrator’s determination that the participant submitting an application for a loan meets the rules and requirements set forth in the written loan program established by Parallel. Parallel has the right to amend the plan at any time. However, no amendment may authorize or permit any part of the plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries.
     During 2008, we contributed an aggregate of approximately $317,000 to the accounts of 46 employee participants. Of this amount, $21,000 was allocated to Mr. Oldham’s account; $11,400 was allocated to Mr. Bayley’s account; $11,400 was allocated to Mr. Rutherford’s account; $18,000 to Mr. Tiffin’s account; and $13,800 to Mr. Foster’s account.
Non-Officer Severance Plan
     In January 2006, a Non-Officer Employee Severance Plan was implemented for the purpose of providing our non-officer employees with an incentive to remain employed by us. This plan provides for a one-time severance payment to non-officer employees equal to one year of their then current base salary upon the occurrence of a change of control within the meaning of the plan. Based on the aggregate non-officer base salaries in effect as of December 31, 2008, if a change of control had occurred at December 31, 2008, the total severance amount payable under this plan would have been approximately $4.4 million.
Certain Related Person Transactions
     In December 2001, and prior to his employment with us in June 2002, Donald E. Tiffin, our Chief Operating Officer, received from an unaffiliated third party a 3.0% working interest in our Diamond M project in Scurry County, Texas for services rendered in connection with assembling the project. In August 2002, shortly after his employment with us and due to the personal financial exposure associated with the ownership of the working interest and to prevent the interest from being acquired by a third party, Mr. Tiffin assigned two-thirds of his ownership interest in the project to us at no cost, leaving him with a 1.0% working interest. We acquired our initial interest in the Diamond M Project from the same third party in December 2001, but did not become operator of the project until March 1, 2003. As with other nonaffiliated interest owners, we invoice Mr. Tiffin on a monthly basis, without interest, for his share of drilling, development and lease operating expenses. During 2008, we billed Mr. Tiffin a total of approximately $95,000 for his proportionate share of capital expenditures and lease operating expenses, and Mr. Tiffin paid us approximately $89,000 for these drilling and development expenses, which included approximately $5,000 attributable to expenses billed to Mr. Tiffin in 2007. During 2008, we disbursed to Mr. Tiffin approximately $116,000 in oil and natural gas revenues related to his interest in this project. The largest aggregate amount outstanding and owed to us by Mr. Tiffin at any one time during 2008 was approximately $22,000. At December 31, 2008, Mr. Tiffin owed us approximately $12,000.
     We believe the transactions described above were made on terms no less favorable than if we had entered into the transactions with an unrelated party.
Procedures for Reviewing Certain Transactions
     We have adopted a written policy for the review, approval or ratification of related party transactions. All of our Directors, officers and employees are subject to this policy. Under this policy, the Audit Committee reviews all related party transactions for potential conflicts of interest situations. Generally, our policy defines a “related party transaction” as a transaction in which we are a participant and the amount involved exceeds $10,000, and in which a related party has an interest. A “related party” is:

•	a Director or officer of Parallel or a nominee to become a Director;

•	an owner of more than 5% of our outstanding common stock;

•	certain family members of any of the above persons; and

•	any entity in which any of the above persons is employed or is a partner or principal or in which such person has a 5% or greater ownership interest.
     Approval Procedures
     Before entering into a related party transaction, the related party or the department within Parallel responsible for the potential transaction must notify the Audit Committee of the facts and circumstances of the proposed transaction, including:
•	the related party’s relationship to Parallel and interest in the transaction;

•	the material terms of the proposed transaction;

•	the benefits to Parallel of the proposed transaction;

•	the availability of other sources of comparable properties or services; and

•	whether the proposed transaction is on terms comparable to terms available to an unrelated third party or to employees generally.
     The Audit Committee will then consider all of the relevant facts and circumstances available to it, including the matters described above and, if applicable, the impact on a Director’s independence. No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related party transaction if such member or any of his or her immediate family members is the related party. After review, the Audit Committee may approve, modify or disapprove the proposed transaction. The Audit Committee will approve only those related party transactions that are in, or are not inconsistent with, the best interests of Parallel and its stockholders.
     Ratification Procedures
     If an officer or Director of Parallel becomes aware of a related party transaction that has not been previously approved or ratified by the Audit Committee then, if the transaction is pending or ongoing, the transaction must be submitted to the Audit Committee and the Audit Committee will consider the matters described above. Based on the conclusions reached, the Audit Committee will evaluate all options, including ratification, amendment or termination of the related party transaction. If the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction or any disciplinary action is appropriate, and will request that we evaluate our controls and procedures to determine the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to the procedures are recommended.
PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee, subject to ratification by the stockholders at the Annual Meeting, has reappointed the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2009. In making this appointment, the Audit Committee considered the fact that BDO Seidman has not provided any non-audit services. Stockholder ratification of the appointment of BDO Seidman, LLP as our independent auditors is not required by our bylaws or the laws of the State of Delaware, but the Board believes it is important to allow the stockholders to vote on this proposal. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.
     Stockholders are requested to vote FOR the ratification of the reappointment of BDO Seidman, LLP as Parallel’s independent auditors for the fiscal year ending December 31, 2009.
Audit Fees
     BDO Seidman, LLP audited our consolidated financial statements for the years ended December 31, 2008 and December 31, 2007. The aggregate fees we paid or accrued for professional services rendered by BDO Seidman, LLP for 2008 and 2007 were:

	Fiscal Year Ended December 31,
Type of Fees	2008	2007
Audit fees	$571,000	$736,000
Audit-related fees	—	13,000
Tax fees	—	—
All other fees	—	—

Total	$571,000	$749,000

     We retained an independent third party to assist us in our Sarbanes-Oxley 404 readiness and assessment of internal control over financial reporting. The aggregate fees for services provided in connection with the internal control over financial reporting for 2008 and 2007 were approximately $92,000 and $75,000, respectively, including associated expenses.
     In the above table, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-related fees” are fees billed for assurance and related regulatory filings.
Pre-approval Policies and Procedures
     The Audit Committee had not, as of the time of mailing this Proxy Statement, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole pre-approves all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.
     Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission upon written request to the

Manager of Investor Relations, Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701.
STOCKHOLDER PROPOSALS
     Stockholders desiring to submit proposals under SEC Rule 14a-8 for inclusion in our proxy statement and form of proxy for the 2010 annual meeting must submit proposals to us at our principal executive office on or before December 24, 2009 and must satisfy the conditions established by the SEC for such proposals.
     Proposals that stockholders wish to present at the 2010 annual meeting (but not included in the related proxy statement) must be received by Parallel within the time periods established by our bylaws, and must satisfy the other conditions for such proposals set forth in our bylaws. These requirements are separate and apart from and in addition to the requirements of the SEC that a stockholder must meet to have a stockholder proposal included in our proxy statement under SEC Rule 14a-8. To be timely, a stockholder’s notice must be received at our offices not less than 60 nor more than 90 days prior to the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the 2010 annual meeting is given, notices of matters to be submitted at the annual meeting, including nominations for Directors, must be received not later than 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If we do not timely receive notice of a matter to be brought before the meeting, such matter may be excluded from consideration at the meeting. If a proposal is nonetheless brought before our 2010 Annual Meeting and the Chairman does not exercise the power to declare the proposal defective and exclude the matter from consideration, the persons named in the proxy may use their discretionary voting with respect to the proposal. Stockholders are advised to review our bylaws which contain these advance notice requirements.
Proposals should be sent to:
Secretary of Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
The use of certified mail, return receipt requested, is suggested.

FORM OF PROXY CARD
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
Proxy - Parallel Petroleum Corporation
Annual Meeting of Stockholders — May 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jeffrey G. Shrader and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on April 8, 2009, which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated April 15, 2009, receipt of which is acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Please See Reverse Side)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2009.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

		Graphic of Computer	Vote by Internet • Log on to the Internet and go to www.investorevote.com/TLLL • Follow the steps outlined on the secured website.

Graphic of Telephone
     Vote by telephone
     • Call toll free 1-800-652-VOTE (8683) within the
        United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
     • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A      Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 – Edward A. Nash		☐	☐	02 – Larry C. Oldham	☐	☐	03 – Martin B. Oring	☐	☐

04 – Ray M. Poage		☐	☐	05 – Jeffrey G. Shrader	☐	☐

		For	Against	Abstain

2.	Approval of selection of BDO Seidman, LLP as independent auditors for the Company.	☐	☐	☐	3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

B     Non-Voting Items.

Change of Address – Please print new address below.

C     Authorized Signatures - This section must be completed for your vote to be counted. – Date and Sign Below.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

FORM OF PROXY CARD
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

Proxy - Parallel Petroleum Corporation

Annual Meeting of Stockholders – May 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jeffrey G. Shrader and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on April 8, 2009, which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated April 15, 2009, receipt of which is acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.
(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

A           Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 – Edward A. Nash	☐	☐	02 – Larry C. Oldham	☐	☐	03 – Martin B. Oring	☐	☐

04 – Ray M. Poage	☐	☐	05 – Jeffrey G. Shrader	☐	☐

		For	Against	Abstain
2.	Approval of selection of BDO Seidman, LLP as independent auditors for the Company.	☐	☐	☐	3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.
B          Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /